EXHIBIT 2


                          ASSET PURCHASE AGREEMENT

                         Dated as of August 11, 1998

                                by and among


                  WILEN ACQUISITION CORPORATION, Purchaser,

                       KATY INDUSTRIES, INC., Guarantor

                  THE WILEN COMPANIES, INCORPORATED, Seller


                                     and


                         JOSEPH M. WILEN, Shareholder




                              TABLE OF CONTENTS


ARTICLE I Purchase and Sale of the Purchased Assets             -1-

1.1 Purchased Assets                                            -1-
1.2 Transfer of Purchased Assets                                -2-
1.3 Further Assurances                                          -3-
1.4 Power of Attorney                                           -3-

ARTICLE II Assumption of Liabilities                            -3-

2.1 Assumed Liabilities                                         -3-
2.2 Exclusion of Liabilities                                    -5-

ARTICLE III Purchase Price and Payment                          -5-

3.1 Calculation of Base Purchase Price                          -5-
3.2 Determination of July 31 Net Worth Statement                -6-
3.3 Determination of Final Purchase Price                       -7-
3.4 Allocation of Final Purchase Price                          -8-

ARTICLE IV Closing                                              -8-

4.1 Closing Date                                                -8-
4.2 Deliveries by the Purchaser                                 -8-
4.3 Deliveries by the Seller and the Shareholder                -10-
4.4 Simultaneous Delivery                                       -11-
4.5 Risk of Loss -11-

ARTICLE V Conditions to Closing                                 -11-
5.1 Conditions Precedent to Obligations of the Purchaser        -12-
5.2 Conditions Precedent to Obligations of the Seller and
    the Shareholder                                             -13-

ARTICLE VI Representations and Warranties                       -14-
6.1 Representations and Warranties of the Seller and
    the Shareholder                                             -14-
6.2 Representations and Warranties of the Purchaser and
    the Guarantor                                               -28-

ARTICLE VII Covenants and Agreements                            -30-

7.1 Satisfaction of Retained Liabilities                        -30-
7.2 Environmental Liability                                     -30-
7.3 [ Intentionally Omitted ]                                   -32-
7.4 [ Intentionally Omitted ]                                   -32-
7.5 Access                                                      -32-
7.6 Employment and Related Matters                              -32-
7.7 Non-Competition Agreement                                   -34-
7.8 Confidentiality                                             -34-
7.9 Consents and Approvals                                      -35-
7.10 Transfer of Business Relationships and Other
Transitional Assistance                                         -35-
7.11 Product Liability Matters                                  -35-
7.12 Tax Matters.                                               -36-
7.13 Post Closing Real Estate Matters                           -36-

ARTICLE VIII Termination and Abandonment                        -36-

8.1 Termination and Abandonment                                 -36-
8.2 Effect of Termination                                       -37-

ARTICLE IX Indemnification                                      -37-

9.1 Seller's and Shareholder's Indemnification                  -37-
9.2 Purchaser's Indemnification                                 -39-
9.3 Losses                                                      -39-
9.4 Procedure for Indemnification                               -40-
9.5 Sole Remedy                                                 -41-
9.6 Insurance                                                   -41-

ARTICLE X Expenses                                              -41-

10.1 Professional Expenses                                      -41-
10.2 Transfer Expenses                                          -41-

ARTICLE XI Miscellaneous                                        -42-

11.1 Entire Agreement; Amendment                                -42-
11.2 Binding Effect; Assignment                                 -42-
11.3 Notices                                                    -42-
11.4 Severability                                               -43-
11.5 Mutual Contribution; No Third Party Beneficiaries          -43-
11.6 Waivers                                                    -44-
11.7  Bulk Sales Law                                            -44-
11.8 Headings; Gender; Number                                   -44-
11.9 Applicable Law                                             -44-
11.10 [Intentionally omitted.]                                  -44-
11.11 Non-Binding Mediation                                     -44-
11.12 Representations and Warranties Complete                   -44-
11.13 Counterparts                                              -45-




LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1.1(b)      Excluded Assets

Schedule 2.1         Contractual Commitments

Schedule 3.1(b)(i)   Adjustment Modifications

Schedule 3.1(b)(ii)  Modified March 31 Balance Sheet

Schedule 3.4         Allocation

Schedule 6.1(a)      Licenses

Schedule 6.1(c)      Defaults

Schedule 6.1(d)      Required Seller Consents

Schedule 6.1(e) March 31 Financial Statement; Intercompany and Related Party Assets and Liabilities

Schedule 6.1(f)      Buy-Back Arrangements

Schedule 6.1(g)      Absence of Undisclosed Liabilities

Schedule 6.1(h)      Liens

Schedule 6.1(j)      Intellectual Property

Schedule 6.1(k)      Litigation

Schedule 6.1(m)      Environmental Approvals and Permits

Schedule 6.1(n)      Taxes

Schedule 6.1(o)      Insurance; Product Liability Claims

Schedule 6.1(p)      Labor Relations

Schedule 6.1(q)      Employee Benefit Plans

Schedule 6.1(r)      Commitments, Leases and Contracts

Schedule 6.1(s)      Real Estate

Schedule 6.1(v)      Major Suppliers

Schedule 6.1(w)      Major Customers

Schedule 6.1(y)      Product Warranties

Schedule 6.1 (aa)    Transactions with Interested Persons

Schedule 7.3(b)      Compensation Increases; Benefit Grants

Schedule 7.6(a)      Employees; Employment Agreements


Exhibits

Exhibit A            Opinion of the Purchaser's Counsel

Exhibit B            Assumption Agreement

Exhibit C-1          Facility Lease Amendment

Exhibit C-2          Warehouse Lease Amendment

Exhibit D            Employment Agreement

Exhibit E            Subordination and Attornment Agreement

Exhibit F            Bill of Sale

Exhibit G            Assignments (Intangible Assets)

Exhibit H            Opinion of Seller's Counsel

Exhibit I            Release

Exhibit J            Non-Competition Agreement




                          ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of
August 11, 1998, by and between WILEN ACQUISITION CORPORATION, a Delaware corporation (the "Purchaser"), KATY INDUSTRIES, INC., a Delaware corporation ("Guarantor") (solely for purposes of its representations and warranties contained in Section 6.2 hereof), THE WILEN COMPANIES, INCORPORATED, a Georgia corporation (the "Seller"), and JOSEPH M. WILEN, an individual resident of the State of Georgia (the "Shareholder").

                              R E C I T A L S:

        A. The Seller is engaged in the business of designing, manufacturing, marketing and selling professional and consumer cleaning products, including, without limitation, mops, brooms and plastic cleaning products
(the "Business").

        B. The Shareholder is the sole shareholder of the Seller and further owns the real property and improvements thereon on which the Company's main facilities are located at 3760 Southside Parkway, Atlanta, Georgia (the "Facility").

        C. The Seller desires to sell, the Shareholder desires that the Seller sell, and the Purchaser desires to purchase, the Business and substantially all of the assets and property owned or used by the Seller in connection with the operation and conduct of the Business, on the terms and subject to the conditions herein set forth.

        D. Purchaser is an indirect subsidiary of Guarantor, and, as such, Guarantor will derive substantial benefit from this Agreement and is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                  ARTICLE I
                  Purchase and Sale of the Purchased Assets

        1.1 Purchased Assets.

        (a) Purchased Assets. Subject to the terms and conditions set forth in this Agreement, other than the Excluded Assets (as hereinafter defined), the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase, accept and acquire from the Seller, the Business and all properties and assets of the Seller (whether real or personal, tangible or intangible) used or held for use in or related to the Business, of every kind and description and wherever located, existing as of the Closing Date (as hereinafter defined) (collectively, the "Purchased Assets"), free and clear of all Liens other than Permitted Liens (each, as hereinafter defined), including, without limitation, all accounts receivable, prepaid expenses and other current assets, inventories (including raw materials, work in process and finished goods), fixed assets (including all machinery, equipment, computer hardware, tooling, furniture and fixtures), owned leasehold improvements, owned motor vehicles, and all other owned tangible personal property, all interests in real property and any improvements thereon, all real property leases (subject in the case of the Facility and Warehouse to amendment as hereinafter provided), all contract rights, including unfilled customer orders, personal property leases (including motor vehicle and other fixed assets and tangible personal property leases), all computer programs, software, codes and databases or licenses with respect thereto, all sales literature and promotional materials, all trade names and trademarks, all goodwill of and associated with the Business, knowhow, manufacturing and marketing programs and procedures, patents and patent applications, inventions, discoveries, improvements, processes, trade dress, plans, designs, methods, technical drawings, surveys, trade secrets, copyright registrations, copyright applications, and any other non-registered copyrights, and all other intellectual property, all customer lists, all books, records and files, and all other tangible and intangible assets and rights of the Seller used or held for use in the Business. As used herein, the term "Liens" means, collectively, any security interest, mortgage, lien, charge, restriction, encumbrance, hypothecation, pledge, conditional sale agreement, claim, or other encumbrance. "Permitted Liens" has the meaning given such term in Section 6.1(h) hereof.

        (b) Excluded Assets. The provisions of Section 1.1(a) notwithstanding, the Seller shall not sell, transfer, assign, convey or deliver to the Purchaser, and the Purchaser shall not purchase, accept or acquire the following assets of the Seller (collectively, the "Excluded Assets"): (i) any and all parts, maintenance supplies, records, agreements and other assets related to the ownership or operation of that certain Lear 25D, registration number 825D (the "Aircraft"); (ii) any and all policies of life insurance naming the Shareholder or any member of the Shareholder's family as the insured life or beneficiary and any and all split dollar or other arrangements relating to any such policy; (iii) the Seller's membership at the Golf Club of Georgia; (iv) the Company's limited partnership interest in Piedmont and 11th Street Associates, Ltd.; (v) any and all capital stock and assets of Carolina Industries, Inc., a North Carolina corporation ("Carolina"); and (vi) those assets identified on Schedule 1.1(b) attached hereto.

        1.2 Transfer of Purchased Assets. On the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser all of the Purchased Assets by bills of sale, assignments, endorsements and other good and sufficient instruments of transfer necessary or desirable, in the reasonable opinion of the Purchaser, to vest in the Purchaser good, complete and indefeasible title to the Purchased Assets, free and clear of all Liens other than Permitted Liens. All such documents shall be in form and substance satisfactory to the Purchaser and its counsel and shall include, where the assignment requires the consent of any third party and such consent has not been waived by Purchaser, written consent of such third party.

        1.3 Further Assurances. From time to time after the Closing Date, at the Purchaser's request and without further consideration therefor, the Seller shall perform, execute and deliver or cause to be performed, executed and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as the Purchaser may reasonably require for the more effective assigning, transferring, granting, conveying, selling, assuring and confirming to the Purchaser and its successors and assigns, and for aiding and assisting in reducing to possession, the Purchased Assets transferred or to be transferred pursuant to this Agreement and as may be appropriate to carry out the transactions contemplated hereby.

        1.4 Power of Attorney. Without limiting any provision hereof, the Seller agrees that, upon consummation of the transactions contemplated hereby, the Purchaser and its successors and assigns shall be, and they hereby are, constituted and appointed the true and lawful attorney of the Seller with respect to the Purchased Assets, with full power of substitution, in the name of the Purchaser or in the name of the Seller or otherwise, and for the benefit and at the sole expense of the Purchaser, to institute and prosecute all proceedings that the Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Purchased Assets, and subject to the provisions of Article IX including Section 9.4, to defend or compromise any and all suits and proceedings in respect of any of said assets, and to do all such acts and things in relation thereto as the Purchaser shall deem advisable. Specifically, but not in limitation of the foregoing, from and after the Closing Date, the Purchaser shall have the right and authority to enforce and collect, for its own account, all items that are included in the Purchased Assets, and to endorse with the name of the Purchaser or the Seller, as the case may be, any checks or drafts received on account of any such items. The Seller shall promptly pay to the Purchaser any amounts that may be received by the Seller after the Closing Date with respect to any of the Purchased Assets. The Seller acknowledges that the foregoing powers are coupled with an interest and shall not be revocable by the Seller in any manner or for any reason. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers.


                                 ARTICLE II
                          Assumption of Liabilities

        2.1 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser agrees to timely assume, pay, perform and discharge in full when due, and the Seller hereby agrees to transfer and assign to the Purchaser, the following obligations of the Seller (collectively, the "Assumed Liabilities") which the Purchaser agrees to fully and timely discharge from and after the Closing Date:

        (i) all accounts payable and accrued liabilities of the Seller reflected on the March 31 Financial Statement (as hereinafter defined), to the extent that such accounts payable and accrued liabilities remain unpaid in the ordinary course of business as of the Closing Date and are reflected on the July 31 Net Worth Statement (as hereinafter defined);

        (ii) all accounts payable and accrued liabilities incurred by the Seller in the ordinary course of business consistent with prior practice after March 31, 1998 and through the Closing Date, solely to the extent such amounts (A) are accrued in accordance with GAAP (as hereinafter defined) and reflected on the July 31
Net Worth Statement or (B) are of the same type as reflected on the July 31 Net Worth Statement and incurred between July 31, 1998 and the Closing Date;

        (iii) all contractual commitments of the Seller incurred in the ordinary course of the Business and to be performed after the Closing Date pursuant to (a) the contracts, agreements and leases identified on Schedule 6.1(r) hereto that are assigned to the Purchaser hereunder and (b) contracts, agreements and leases of the Seller that are not required either to be identified on
Schedule 6.1(r) hereto or reflected on the March 31 Financial Statement or the Closing Date Net Worth Statement, as the case may be, in accordance with GAAP (as hereinafter defined)(including, without limitation, open customer orders and purchase orders);

        (iv) legal fees and expenses of the Seller incurred during the three (3) year period following the Closing Date in connection with defending (a) those pending actions, suits, claims and proceedings (other than unfair labor practice claims) listed on
Schedule 6.1(k) hereto and (b) any and all actions, suits, claims and proceedings instituted on or after the Closing Date relating to the conduct of the Business by the Seller prior to the Closing Date (but in no event any losses, costs or expenses relating to the compromise or settlement of, or judgements with respect to, any of the foregoing), up to an aggregate maximum of One Hundred Seven Thousand Dollars ($107,000) in each of the three consecutive twelve (12) month periods beginning on the Closing Date, but not including any actions, suits claims or proceedings relating to Seller Environmental Liabilities, as hereinafter defined;

        (v) any and all liabilities associated with those unfair labor practice claims (i.e., wage and hour disputes, compensation claims, and work rule and similar claims, and not workers compensation, discrimination, sexual harassment and similar claims) listed on Schedule 6.1(p) hereto and those unfair labor practice claims relating to the Business and filed after the date of this Agreement; and

        (vi) those liabilities specifically identified on Schedule

        2.1 attached hereto.

With respect to the actions, suits, claims and proceedings described in subparagraph (iv) above, the Purchaser's obligations shall be limited to the monetary obligations described therein and the Seller and the Shareholder shall retain all other obligations with respect thereto, including without limitation, control of the defense of the same.

        2.2 Exclusion of Liabilities. The parties expressly agree and understand that the Purchaser shall assume no indebtedness, liabilities or obligations of the Seller, except the Assumed Liabilities as specifically provided for in Section 2.1 above, and the Seller shall remain liable for each and every other debt, obligation and liability of the Seller and of the Business (collectively, the "Excluded Liabilities").


                                 ARTICLE III
                          Purchase Price and Payment

        3.1 Calculation of Base Purchase Price.

        (a) Purchase Price. The purchase price for all of the Purchased Assets shall be Forty Seven Million Five Hundred Thousand Dollars ($47,500,000) (the "Primary Amount"), plus (ii) Two Million Six Hundred Ninety Three Thousand One Hundred Twenty Dollars ($2,693,120) (the "Payoff Amount") (the sum of Primary Amount and the Payoff Amount being hereinafter referred to as the "Base Purchase Price"), subject to adjustment as provided herein.

        (b) Net Worth Adjustment. The Base Purchase Price shall be increased or decreased as provided in this Section. The "Net Worth Adjustment" shall be equal to the difference between (A) the Net Worth of the Seller as of March 31, 1998 (the "Base Net Worth"), which the parties agree is Seven Million One Hundred Sixty Two Thousand Seven Hundred Thirteen Dollars ($7,162,713), as set forth in the Seller's Modified March 31 Balance Sheet (as hereinafter defined), and (B) the Net Worth of the Seller as of July 31, 1998 (the "July 31 Net Worth"). If the July 31 Net Worth is greater than the Base Net Worth, then the Base Purchase Price shall be increased by the difference. If the Base Net Worth is greater than the July 31 Net Worth, then the Base Purchase Price will be decreased by the difference; provided, however, that in the event that the July 31 Net Worth is more than Five Hundred Thousand Dollars ($500,000) less than the Base Net Worth, such decrease of the Base Purchase Price shall be limited to Five Hundred Thousand Dollars ($500,000), unless the difference between the July 31 Net Worth and the Base Net Worth is more than Seven Hundred Fifty Thousand Dollars ($750,000), in which case the Base Net Worth should be reduced by Five Hundred Thousand Dollars ($500,000) plus the amount by which the difference between the July 31 Net Worth and the Base Net Worth exceeds Seven Hundred Fifty Dollars ($750,000). The Two Hundred Fifty Thousand Dollar ($250,000) differential described in the foregoing proviso is hereafter referred to as the "Adjustment Basket." Notwithstanding the foregoing, the calculation of the Net Worth Adjustment shall be further modified as set forth on Schedule 3.1(b)(i) attached hereto, including, without limitation, the identification on such Schedule 3.1(b)(i) of certain items that will directly reduce the Base Purchase Price, and will be disregarded for purposes of determining whether or not the Adjustment Basket is applicable (the "Adjustment Modifications"). For the purpose of this computation, the "Net Worth of the Seller as of July 31, 1998" equals the sum of the Purchased Assets less the sum of those Assumed Liabilities set forth in Article II hereof which are properly accrued, or properly should be accrued, on July 31, 1998, determined as of July 31, 1998, in accordance with generally accepted accounting principles, consistently applied ("GAAP") subject to the Adjustment Modifications. The term "Modified March 31 Balance Sheet" shall mean a balance sheet of the Seller as of March 31, 1998, prepared in accordance with GAAP, showing only the Purchased Assets and the Assumed Liabilities set forth in Article II hereof, attached hereto as Schedule 3.1(b)(ii).

        (c) Seller's Estimate. On or before the third (3rd) business day preceding the Closing Date, the Seller shall furnish to the Purchaser a pro forma calculation of the July 31 Net Worth, a preliminary calculation of the Net Worth Adjustment and a preliminary calculation of the increase or decrease to the Base Purchase Price, each calculated as specified in Section 3.1(b) hereof and prepared in good faith by the Seller (the "Seller's Estimate"). The Seller's Estimate, when accepted by Purchaser, or as adjusted upon agreement of the parties (the "Estimated Purchase Price"), will be utilized by the parties to determine the amounts to be paid at the Closing.

        (d) Payment from Purchaser to Seller. On the Closing Date, the Purchaser shall deliver to the Seller an amount equal to (i) one hundred percent (100%) of the Payoff Amount, plus (ii) ninety-five percent (95%) of an amount equal to the Estimated Purchase Price minus the Payoff Amount (the "Initial Payment"), by wire transfer of immediately available funds to an account or accounts designated by the Seller.

        3.2 Determination of July 31 Net Worth Statement.

        (a) Within forty-five (45) calendar days after the Closing Date (as hereinafter defined), the Purchaser shall deliver to the Seller a statement of the July 31 Net Worth (as modified pursuant to Section
3.2(b) below) (the "July 31 Net Worth Statement") prepared by the
Purchaser in accordance with GAAP subject to the Adjustment
Modifications.  The inventory included on the July 31 Net Worth
Statement shall be determined pursuant to a physical inventory conducted by the Purchaser or its representatives on July 18, 1998, rolled forward to July 31, 1998, consistent with such July 18, 1998 valuation.
Inventory will be valued at the Seller's standard cost in accordance with GAAP, with appropriate reserves for obsolete, defective, damaged or discontinued inventory, subject to the Adjustment Modifications. The Seller and the Purchaser shall each pay their respective expenses, if any, incurred in connection with the physical inventory and preparation of the July 31 Net Worth Statement.

        (b) No later than fifteen (15) calendar days after the Seller's receipt of the proposed July 31 Net Worth Statement, if, in the Seller's commercially reasonable judgment, adjustments are necessary for such July 31 Net Worth Statement to be prepared in conformity with the accounting methods discussed above, the Seller shall deliver to the Purchaser a written statement describing such objections and the applicable bases for such adjustments. If the Purchaser does not receive such written statement from the Seller within such fifteen (15) day period, the July 31 Net Worth Statement as prepared by Purchaser shall be deemed accepted by Seller. In the event that the Seller does deliver such a written statement to the Purchaser, the Purchaser shall have the right, in its commercially reasonable judgment, to also propose adjustments to the proposed July 31 Net Worth Statement consistent with GAAP subject to the Adjustment Modifications, by delivery of a written statement describing such proposed adjustments to Seller not later than five (5) calendar days following receipt of Seller's written statement. The Purchaser shall provide the Seller with access to the books and records of the Business during normal business hours to review the July 31 Net Worth Statement. The parties shall use reasonable efforts to resolve any such objections or proposed adjustments by the Seller and the Purchaser.

        (c) If the parties are unable to finally resolve all such objections within thirty (30) calendar days after the Purchaser's or Seller's, if applicable, receipt of such objections, the parties shall, within ten (10) calendar days after such thirty (30) day period, submit the accounting issues in dispute to the Atlanta, Georgia office of Ernst & Young (the "Accountant") to resolve any such remaining objections.
The Accountant shall be furnished with a copy of this Agreement, the proposed July 31 Net Worth Statement, and any objections of the Seller or the Purchaser to the proposed July 31 Net Worth Statement and the applicable bases therefor. Each party shall have the right to submit supporting or explanatory material to the Accountant, complete copies of which supporting and explanatory material shall be provided to the other party. The determination of the Accountant shall be made within fifteen
(15) days of the submission to such Accountant, shall be set forth in writing and shall be conclusive and binding upon the parties hereto.
The fees and expenses of the Accountant shall be shared equally by the Purchaser and the Seller. The Purchaser will revise the July 31 Net Worth Statement to reflect the resolution of any objections thereto pursuant to this Section.

        3.3 Determination of Final Purchase Price.

        (a) The "Final Purchase Price" shall be finally determined and paid as set forth below.

        (b) If the Base Purchase Price as adjusted by the Net Worth Adjustment determined utilizing the amounts set forth on the July 31 Net Worth Statement including the Adjustment Modifications (the "Final Purchase Price") shall be greater than the Initial Payment, the Purchaser shall pay the amount of such discrepancy to the Seller within five (5) days following the earlier of (i) the date the parties agree upon the Net Worth Adjustment, or (ii) the date of resolution of any dispute among the parties with respect to the Net Worth Adjustment.

        (c) If the Final Purchase Price shall be less than the Initial Payment, the amount of such discrepancy shall be refunded by the Seller to the Purchaser within five (5) days following the earlier of (i) the date the parties agree upon the Net Worth Adjustment, or (ii) the date of resolution of any dispute among the parties with respect to the Net Worth Adjustment.

        (d) Any payments made pursuant to this Section 3.3 shall include interest on the principal amount of such payment from the Closing Date until the date of such payment at the rate announced in The Wall Street Journal as the "Prime Rate" in effect from time to time.

        3.4 Allocation of Final Purchase Price. The Purchaser and the Seller hereby agree that the Final Purchase Price shall be allocated among the Purchased Assets in the manner set out in Schedule 3.4 attached hereto. The Seller and the Purchaser agree that the values so attributed to the Purchased Assets are the respective fair market values thereof. Such allocation shall be binding upon the parties hereto and the parties shall file their respective tax returns and make any required or desirable elections in accordance with such allocation and shall not take any position or action inconsistent with such allocation. Each party will promptly notify the other if the Internal Revenue Service or any other taxing authority proposes to reallocate the Final Purchase Price.


                                 ARTICLE IV
                                   Closing

        4.1 Closing Date. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held at 10:00 a.m. local time at the offices of Smith, Gambrell & Russell, LLP, on August 11, 1998, or on such other date or at such other time or place as the parties may mutually determine (the "Closing Date").

        4.2 Deliveries by the Purchaser. At the Closing, the Purchaser and Guarantor, as the case may be, shall deliver to the Seller or the Shareholder, as applicable, the following:

        (a) The Initial Payment;

        (b) Copies of resolutions duly adopted by the Board of Directors of the Purchaser and Guarantor, respectively, authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and certificates, duly certified as of the Closing Date by the Secretary or an Assistant Secretary of the Purchaser or Guarantor, as the case may be;

        (c) A legal opinion of Holleb & Coff, as counsel to the Purchaser and Guarantor, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A;

        (d) Certificate(s) of Good Standing of the Purchaser and Guarantor, certified as of a date not more than fourteen (14) days prior to the Closing Date, from the Secretary of State of Delaware and, with respect to the Purchaser, Georgia;

        (e) Certificates of the Secretary or an Assistant Secretary of the Purchaser and Guarantor, respectively, certifying as to the incumbency and signatures of the Purchaser's and the Guarantor's officers;

        (f) An Assumption Agreement relating to the Assumed Liabilities, dated as of the Closing Date, substantially in the form of Exhibit B attached hereto (the "Assumption Agreement") executed by the Purchaser;

        (g) A certificate, dated as of the Closing Date, of authorized officers of the Purchaser and Guarantor, certifying that the conditions specified in Section 5.2 hereof have been fully satisfied;

        (h) (i) An Assignment of and Amendment to Lease between the Purchaser and the Shareholder, relating to the lease of the Facility, substantially in the form of Exhibit C-1 attached hereto (the "Facility Lease Amendment"), executed by the Purchaser, (ii) an Assignment of and Amendment to Lease, between the Purchaser and the Shareholder, relating to the Lease of that portion of the warehouse located at 440 Englewood Avenue, Atlanta, Georgia, currently used by the Seller, substantially in the form of Exhibit C-2 attached hereto (the "Warehouse Lease Amendment"), executed by the Purchaser, (iii) an Assignment and Assumption of Lease and Landlord's Consent relating to the lease of the Seller's Phoenix, Arizona facility (the "Phoenix Assignment"), executed by Purchaser, together with such other documents and instruments as may reasonably be deemed necessary by the Seller and the Purchaser in connection with the foregoing;

        (i) An employment agreement between the Purchaser and the Shareholder, substantially in the form of Exhibit D attached hereto (the "Employment Agreement"), executed by the Purchaser;

        (j) A Subordination and Attornment Agreement among Wachovia Bank, National Association, Seller, Guarantor and the Shareholder in the form of Exhibit E attached hereto;

        (k) The Plan Assumption Agreements (as hereinafter defined), executed by the Purchaser;

        (l) Such other documents and certificates required to be executed or delivered by the Purchaser at the Closing in accordance with the terms of this Agreement.

        4.3 Deliveries by the Seller and the Shareholder. At the Closing, the Seller and the Shareholder shall deliver, or cause to be delivered, to the Purchaser the following:

        (a) A Bill of Sale substantially in the form of Exhibit F attached hereto, dated as of the Closing Date and executed by the Seller, conveying the non-real estate tangible Purchased Assets to the Purchaser;

        (b) Assignments substantially in the form of Exhibit G attached hereto, dated as of the Closing Date and executed by the Seller, conveying the intangible Purchased Assets to the Purchaser, together with the written consent to the transfer by each party under any contract being assigned hereunder (if such consent is required under the terms of the governing instrument and not waived by Purchaser at closing).

        (c) Such other instruments of sale, transfer and assignment as shall be necessary or appropriate, as determined by the Purchaser, to effectuate the transfer, assignment and conveyance of the Purchased Assets to the Purchaser, and to vest in the Purchaser good and marketable title to the Purchased Assets, free and clear of all Liens other than Permitted Liens, including all instruments necessary to assign Seller's right, title and interest in and to any inventions, patents, trademarks, trade names, copyrights or other intellectual property relating to the Business sufficient for recording with the United States Patent and Trademark Office and Register of Copyrights and all equivalent governmental agencies;

        (d) A copy of resolutions duly adopted by the Board of Directors and the shareholders of the Seller, authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and certificates, duly certified as of the Closing Date by the Secretary or an Assistant Secretary of the Seller;

        (e) A legal opinion of Smith, Gambrell & Russell, LLP, as counsel to the Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit H;

        (f) (i) A release of the Shareholder, substantially in the form of
Exhibit I attached hereto, permitting the Purchaser to use the name "Wilen" and all variations thereof in the conduct of its business at no additional cost to the Purchaser and (ii) such documentation as may be necessary under applicable law to change the name of the Seller to a name other than and dissimilar to "The Wilen Companies, Incorporated" or any colorable imitation thereof;

        (g) the Phoenix Assignment, executed by Seller;

        (h) A Certificate of Good Standing of the Seller, certified as of a date not more than sixteen (16) days prior to the Closing Date, from the Secretary of State of Georgia.

        (i) A certificate of the Secretary or an Assistant Secretary of the Seller, certifying: (i) a copy of the Seller's By-laws; (ii) a copy of the Certificate of Incorporation of the Seller; and (iii) as to the incumbency and signatures of the Seller's officers;

        (j) A certificate, dated as of the Closing Date, an authorized officer of the Seller certifying that the conditions specified in
Section 5.1 hereof have been fully satisfied;

        (k) The Non-Competition Agreement (as hereinafter defined) executed by the Shareholder and the Seller;

        (l) All copies of environmental reports with respect to the Real Estate in the possession of the Seller on the Closing Date, if any;

        (m) The Facility Lease Amendment and the Warehouse Lease Amendment, each executed by the Shareholder;

        (n) The Employment Agreement, executed by the Shareholder;

        (o) The Plan Assumption Agreements, executed by the Seller; and

        (p) Such other documents and certificates required to be executed or delivered at the Closing by the Seller in accordance with the terms of this Agreement.

        4.4 Simultaneous Delivery. All documents, instruments and funds to be delivered on the Closing Date pursuant to this Article IV shall be regarded as having been delivered simultaneously, and no document, instrument or funds shall be regarded as having been delivered until all such documents, instruments and funds have been delivered.

        4.5 Risk of Loss. Risk of loss for each of the Purchased Assets shall be borne by the Seller until the Closing, after which time the Purchaser shall bear the risk of loss for each such Purchased Asset.


                                  ARTICLE V
                            Conditions to Closing

        5.1 Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to and conditioned on the satisfaction of each of the following conditions, any one or more of which may be waived in writing by the Purchaser:

        (a) Representations, Warranties and Covenants.   All of the
representations and warranties of the Seller and the Shareholder contained herein shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, and the Seller and the Shareholder shall have complied with and performed in all material respects, all of the covenants and agreements to be complied with and performed by the Seller or the Shareholder, or both, as applicable, on or prior to the Closing Date.

        (b) Asset Due Diligence. The Purchaser shall have completed (i) a physical inspection of the Purchased Assets (including, without limitation, an environmental review and assessment of the Facility and any and all of the Seller's other facilities), and (ii) a due diligence review of the corporate, business, operational, financial, tax, pension and other legal affairs of the Seller, and the Purchaser shall be satisfied, in its sole discretion, with the results of such inspection and review.

        (c) Compliance with Applicable Laws. The Seller and the Shareholder shall have complied with all applicable federal, state, and local laws necessary to consummate the transactions contemplated hereby. In particular, the waiting period applicable to the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated.

        (d) No Adverse Proceedings. As of the Closing Date, no action, investigation, suit or proceeding by any foreign, federal, state, or local governmental or regulatory commission, agency or authority, and no action, suit or proceeding by any other Person (as defined hereinafter), shall be pending or threatened which challenges or seeks to enjoin, prohibit or prevent this Agreement or any transaction contemplated hereby, or which claims damages as a result of the consummation of the transactions contemplated hereby. As used in this Agreement, the term "Person" shall mean and include any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, association, corporation, or any other entity and any governmental agency, department or authority.

        (e) No Adverse Change. There shall have been no material adverse change in the Purchased Assets or the operations, financial condition or prospects of the Business, nor any material loss of or damage to the properties of the Business, whether or not covered by insurance, from March 31, 1998 through the Closing Date.

        (f) Required Consents. All third party consents, waivers and releases under any agreements, leases, mortgages, licenses, permits and other instruments to which the Seller or the Shareholder is a party and which relate to the Business or by which any of the Purchased Assets may be bound, including, without limitation, all consents, waivers and releases of Liens other than Permitted Liens on the Purchased Assets (including, without limitation, the release of all Liens in favor of Wachovia Bank of Georgia, N.A. ("Wachovia")), all consents required under leases and contracts, and all consents, approvals, orders and authorizations of, and all registrations, qualifications, designations, declarations or filings with, any foreign, federal, state, or local governmental authority having jurisdiction over the Seller, the Purchaser, the Shareholder or any of their respective properties, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, shall have been obtained and attained on or prior to, and shall be in full force and effect as of, the Closing Date. In particular, the Development Authority of Fulton County (the "Authority"), Wachovia, and First-Citizens Bank & Trust Company, as applicable, shall have given all consents and waivers required under (i) that certain Series A Loan Agreement, dated as of November 1, 1994, between the Authority and the Seller and the documents and instruments executed in connection therewith and (ii) that certain Series B Loan Agreement, dated as of November 1, 1994, by and between the Authority and the Shareholder and the documents and instruments executed in connection therewith (collectively, the "IRB Documents") in order for the transactions contemplated hereby to be consummated without violating the term of any of the IRB Documents.

        (g) Deliveries. The Seller and the Shareholder shall have delivered to the Purchaser all documents required to be delivered to the Purchaser on the Closing Date pursuant to Section 4.3 hereof.

        5.2 Conditions Precedent to Obligations of the Seller and the Shareholder. The obligations of the Seller and the Shareholder to consummate the transactions contemplated by this Agreement are subject to and conditioned on the satisfaction of each of the following conditions, any one or more of which may be waived in writing by the Seller and the Shareholder:

        (a) Representations, Warranties and Covenants.   All of the
representations and warranties of the Purchaser and Guarantor contained herein shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, and the Purchaser shall have complied with and performed in all material respects all of the covenants and agreements to be complied with and performed by the Purchaser on or prior to the Closing Date.

        (b) No Adverse Proceedings. As of the Closing Date, no action, investigation, suit or proceeding by any foreign, federal, state or local governmental or regulatory commission, agency or authority, and no action, suit or proceeding by any other Person, shall be pending or threatened which challenges or seeks to enjoin, prohibit or prevent this Agreement or any transaction contemplated hereby, or which claims damages as a result of the consummation of the transactions contemplated hereby.

        (c) Required Consents. All of the consents, waivers and releases described in Section 5.1(f) hereof shall have been obtained or the obtainment of the same waived by Purchaser.

        (d) Deliveries. The Purchaser and Guarantor shall have delivered to the Seller or the Shareholder, or both, as applicable, the Initial Payment and all documents required to be delivered to the Seller and the Shareholder, or both, as applicable, on the Closing Date pursuant to
Section 4.2 hereof.


                                      ARTICLE VI
                            Representations and Warranties

        6.1 Representations and Warranties of the Seller and the Shareholder. The Seller and the Shareholder, jointly and severally, hereby represent and warrant to the Purchaser on and as of the date hereof and on and as of the Closing Date as follows:

        (a) Organization and Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Georgia. The Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary or where its failure to qualify to do business would adversely affect the Seller or its ability to perform the transactions contemplated by this Agreement. The Seller has all requisite corporate power and authority and all requisite and sufficient licenses, franchises, permits and authorizations required of any federal, state or local governmental authority, agency or entity (collectively, the "Licenses") to own and lease the Purchased Assets, and to carry on the Business as and where presently conducted except for such Licenses that the failure to obtain would not, in the aggregate, result in a material adverse effect on the Purchased Assets or the Business. All Licenses held by the Seller in connection with the Business are more particularly described on Schedule 6.1(a) attached hereto. No governmental proceeding is pending or threatened to cancel, modify or fail to renew any such License.

        (b) Corporate Action. The Seller has full corporate power and authority to execute and deliver this Agreement, to sell, assign, transfer and deliver the Purchased Assets to the Purchaser, and otherwise to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. All shareholder, and other corporate proceedings required to be taken by or on the part of the Seller to execute, deliver and carry out this Agreement and to authorize the Seller to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser have been duly and properly taken. Assuming the due authorization, execution and delivery hereof by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Seller and the Shareholder, enforceable in accordance with its terms, and, subject to the same assumption with respect thereto, all instruments of transfer and other documents to be delivered in connection herewith, when executed and delivered by the Seller and the Shareholder, as applicable, will constitute legal, valid and binding obligations of the Seller and the Shareholder, as applicable, enforceable in accordance with their respective terms.

        (c) Negation of Default. Except as set forth on Schedule 6.1(c) attached hereto, the execution and delivery of this Agreement by the Seller and the Shareholder, their compliance with the terms hereof and their consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Seller, or (whether with due notice or lapse of time or otherwise) constitute a default, give rise to any right of acceleration or result in the creation of any Lien under, or otherwise result in a breach or violation of, any contract, agreement, lease, commitment, indenture, mortgage, trust deed, note, bond, debenture, License or other instrument or obligation relating to the Business or the Purchased Assets (except such contracts, agreements, leases, commitments, indentures, mortgages, trust deeds, notes, bonds, debentures or other instruments or obligations that are not required to be listed on Schedule 6.1(r) below, the breach or violation of which would not result in the acceleration of any payments thereunder in an amount in excess of Ten Thousand Dollars ($10,000) individually or One Hundred Thousand ($100,000) in the aggregate, nor otherwise result, alone or in the aggregate, in a material adverse effect on the Business or the Purchased Assets) or any judgment, order or decree of any court, administrative agency or other governmental authority, to which the Seller or the Shareholder is a party or otherwise subject or by which the Seller or the Shareholder may be bound. Neither the execution and delivery of this Agreement by the Seller and the Shareholder, nor their compliance with the terms hereof and the Seller's and the Shareholder's consummation of the transactions contemplated hereby, will violate, conflict with or contravene in any material respect any statute or any judicial or governmental regulation, order, injunction, judgment or decree binding on the Seller or the Shareholder, and neither the Seller nor the Shareholder has received any notice which is inconsistent with the foregoing.

        (d) Consents. Except for (i) the approval required from the Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the approvals, consents and authorizations set forth on
Schedule 6.1(d) attached hereto and (iii) consents under such contracts, agreements, leases, commitments, indentures, mortgages trust deeds, notes, bonds, debentures or obligations that are not required to be listed on Schedule 6.1(r) below where the failure to obtain consent would not result in the acceleration of payments thereunder in an amount in excess of Ten Thousand Dollars ($10,000) individually or One Hundred Thousand ($100,000) in the aggregate, nor otherwise result, alone or in the aggregate, in a material adverse effect on the Business or the Purchased Assets, the execution and delivery of this Agreement by the Seller and the Shareholder, and their consummation of the transactions contemplated hereby, will not require the approval, consent or authorization of any third party, any foreign, federal, state or local court, government authority or regulatory body, or give any party with rights under any instrument, agreement, contract, mortgage, judgment, award, order or other restriction the right to terminate, modify or otherwise change any of the current rights or obligations of the Seller or the Shareholder thereunder. To the Seller's and Shareholder's knowledge, except as set forth on Schedule 6.1(d) hereto, (i) the failure of any Person not a party hereto to authorize or approve this Agreement and the transactions contemplated hereby will not give any Person the right to enjoin, rescind or otherwise prevent or impede the sale of the Purchased Assets to the Purchaser in accordance with the terms of this Agreement, and (ii) except for consents, authorizations and approvals under such contracts, agreements, leases, commitments, indentures, mortgages trust deeds, notes, bonds, debentures or obligations that are not required to be listed on Schedule 6.1(r) below where the failure to obtain such consent, authorization and approval would not result in the acceleration of payments thereunder in an amount in excess of Ten Thousand Dollars ($10,000) individually or One Hundred Thousand ($100,000) in the aggregate, nor otherwise result, alone or in the aggregate, in a material adverse effect on the Business or the Purchased Assets), create an interest in any of the Purchased Assets in favor of any Person, or give any Person the right to obtain damages from or any other judicial relief against the Purchaser, as a result of any of the transactions carried out in accordance with the provision of this Agreement.

        (e) Financial Statements. Attached hereto as Schedule 6.1(e) are the unaudited financial statements of the Seller for the fiscal quarter ended March 31, 1998 (the "March 31 Financial Statement") and the audited financial statements of the Seller for the fiscal years ended December 31, 1997, 1996 and 1995, including a balance sheet and statement of operations (income), which were prepared in conformity with GAAP, applied on a consistent basis for such periods (except that the March 31 Financial Statement does not include footnotes, normal year-end adjustments, accruals for ad valorem taxes, inventory reserves, allocations of labor and overhead to inventory, management letters, supplemental information and schedules,) and the opinion of Smith & Radigan, Seller's auditors. Each of such financial statements are true and correct in all material respects and except for matters identified in the immediately preceding sentence with respect to the March 31 Financial Statement fairly present the financial condition and results of operations of the Seller for the periods and as of the date thereof. Except as set forth on Schedule 6.1(e) hereto, the Seller has not changed any of its accounting methods or practices since December 31, 1994. Except as set forth on Schedule 6.1(e) attached hereto, the March 31 Financial Statement does not reflect any related party assets, liabilities, or transactions, including, without limitation, any related party sales, purchases, expenses, licenses, commissions or transactions allocable to the Seller.

        (f) Inventory. Except as set forth on Schedule 6.1(f), and in the next succeeding sentence, all of the current inventory and all items comprising inventory of the Business that were valued in the inventory account on the balance sheet included in the March 31 Financial
Statement, were items of a quality and quantity usable or saleable in the ordinary course of business of the Seller consistent with past practices. No such items of inventory are obsolete, discontinued, defective or damaged other than items valued at an aggregate amount not in excess of One Hundred Forty Thousand Dollars ($140,000) ( Obsolete Inventory ). The inventory of the Seller is sufficient to satisfy the ordinary course purchase requirements of the Seller's customers. No such items of inventory are subject to any buy-back arrangement or similar sales promotion offered by the Seller, other than as set forth on Schedule 6.1(f) attached hereto. No material adverse change has occurred in the quality or condition of such inventory since March 31, 1998. In addition to and not in limitation of the foregoing, all inventory comprising Purchased Assets will, on the Closing Date, consist of items of a quality and quantity useable and saleable in the normal course of the Business, subject only to Obsolete Inventory having an aggregate value of less than $140,000 and the volume of production or purchase of inventory and supplies, or of orders therefor, has not been reduced or increased in anticipation of the transactions contemplated by this Agreement. Except as set forth on Schedule 6.1(f), the Seller has not received any request, nor is the Seller or the Shareholder aware of any third party's intention to request, that the Seller accept a significant return of goods or products sold in connection with the Business.

        (g) Absence of Undisclosed Liabilities.  Except as set forth on
Schedule 6.1(g) attached hereto, at March 31, 1998, the Seller had no debts, obligations or liabilities (whether contingent, accrued or absolute), of a nature required to be reflected on a balance sheet, other than those debts, obligations or liabilities clearly and fully reflected or reserved against in the March 31 Financial Statement. Except as set forth on Schedule 6.1(g) attached hereto, since March 31, 1998, the Seller has not incurred any debt, obligation or liability (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, known or unknown), except those arising in the ordinary course of the Business.

        (h) Title to and Sufficiency of Purchased Assets. The Seller has and will convey to the Purchaser good, marketable and legal title to all of the Purchased Assets, excluding Intellectual Property described on
Schedule 6.1(j) hereto (with respect to which, title matters are addressed in Section 6.1(j) hereof), free and clear of any Liens, except as set forth on Schedule 6.1(h) attached hereto ("Permitted Liens").
The Purchased Assets comprise all of the assets, property and rights of every type or description, real, personal and mixed, tangible and intangible, necessary to the operation of the Business substantially as currently conducted and, together with the Excluded Assets and the Facility, constitute all of the assets, payments and rights of every type or description, real, personal and mixed, tangible or intangible, used in the operation of the Business as currently conducted. Except as set forth on Schedule 6.1(h) hereto and except for the Aircraft and assets of the type described in clause (i) of Section 1.1(b) hereof, none of the assets of Carolina are used or held for use in the conduct of the Business.

        (i) Condition of Assets. All of the Purchased Assets are in good, useable condition and repair, ordinary wear and tear excepted.

        (j) Intellectual Property. Schedule 6.1(j) attached hereto sets forth a complete and correct list of all trademarks, trade names, patents, copyrights and other intellectual property owned or used by or registered in the name of the Seller (including, without limitation, all licensing or similar agreements relating to the foregoing, whether the Seller is the licensor or licensee thereunder), whether registered with any United States governmental entity or agency or whether any applications for such registration are pending. The Seller owns or possesses adequate and enforceable licenses or other rights to use all intellectual property in the conduct of the Business being acquired by the Purchaser hereunder, is not in default under any such licensing or similar agreement, is not aware of any other party to any such license or agreement being in default thereunder, has not received any notice or other knowledge of conflict with or infringement (or alleged infringement) of any rights of any Person, and, except as set forth on
Schedule 6.1(j), no officer, director, employee, shareholder or former shareholder of the Seller has any rights in or to any of such intellectual property. Except as set forth on Schedule 6.1(j) hereto, the Seller has no notice or knowledge that any of the intellectual property identified herein is being infringed upon or appropriated by any third party. The Seller owns and possesses adequate and enforceable rights to use all of the intellectual property and all design drawings, trade secrets, processes, and other technical data used or useful in the Business, all of which are included in the Purchased Assets. To the Seller's knowledge, none of such intellectual property or any of the technology covered thereby has been misappropriated from any Person.
The use in the Business of any intellectual property and other technical or proprietary data has not required and does not require the payment of any royalty or similar payment to any Person (except pursuant to the agreements so identified on Schedule 6.1(j) hereto), and, on the Closing Date, the Seller will transfer to the Purchaser (i) good title thereto, free and clear of any Liens other than Permitted Liens or (ii) a valid right to use the same in a manner necessary to operate the Business as presently conducted.

        (k) Litigation. Except as set forth on Schedule 6.1(k) attached hereto, there are no claims, actions, suits, legal or administrative proceedings, governmental investigations or any labor matters pending or, to the Seller's knowledge, threatened against or adversely affecting the Seller, the Business or any of the Purchased Assets, nor, to the Seller's knowledge, any basis for any such claim, action, suit, legal or administrative proceeding, governmental investigation or labor matter. There are no judgments, decrees, settlements, orders, rulings, writs or injunctions involving the Seller, the Business or any of the Purchased Assets which (either by reason of compliance or default) may adversely affect the Seller, the Business or any of the Purchased Assets, or which relate in any way to the transactions contemplated by this Agreement.

        (l) Compliance with Laws. The Seller's operation and ownership of the Business and the Purchased Assets and, to Seller's knowledge, the condition of the Real Estate (as hereinafter defined) and the buildings and improvements located therein, are in compliance with all laws, statutes, rules, regulations and other requirements imposed by foreign, federal, state, local and other governmental authorities applicable to the Seller and/or the operation and ownership of the Business and the Purchased Assets (including all applicable occupational safety and other similar laws, ordinances, rules, regulations and requirements), except for instances of non-compliance which would not result in a capital expenditure or the payment of funds, penalties or damages of more than $10,000 with respect to any one instance of non-compliance or $50,000 in the aggregate or have a material adverse effect on the Purchased Assets or the Business.

        (m) No Violation of Environmental Laws.  Except as set forth on
Schedule 6.1(m) (i) the Seller, the Purchased Assets and the Seller's operation and ownership of the Business are in compliance with all applicable foreign, federal, state, municipal and local laws, statutes, regulations, ordinances, orders, standards, guidelines, and directives, relating to pollution, contamination, the transportation, handling, storage, labeling, or disposition of Hazardous Material (as hereinafter defined), the protection of the environment, health, safety, or the protection or conservation of natural habitat or resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the Clean Water Act (collectively, the "Environmental Laws"), (ii) the Seller and the Shareholder, as applicable, have timely filed all reports, have obtained all approvals and permits and has generated and maintained all data, documentation, and records required under any Environmental Laws, all of which are listed on Schedule 6.1(m) attached hereto, (iii) except as set forth on
Schedule 6.1(m), neither the Seller nor the Shareholder has (and, to the Seller's knowledge, no other Person has) placed, held, located, stored, buried, dumped, disposed, spilled or released any Hazardous Material on, beneath or about the Facility or any other property used, owned or leased by the Seller or the Shareholder in connection with the Business, and, to the Seller's knowledge, there is no Hazardous Material present in, on, or under, the Facility or any such other property, or affecting any of the Purchased Assets, nor, to Seller's knowledge, is there or has there been any activity with respect to any Hazardous Material including any emission, spill, or release of a Hazardous Material, in, on, or under, the Facility, any such other property, including any off-site disposal facility, or any contiguous real or immoveable property to or from which a Hazardous Material could reasonably be anticipated to be released or spilled, which could lead to the imposition under any Environmental Law of any damage, loss or liability (including the costs of investigation, clean up, governmental response or remediation) on the owner, occupant or person having charge, management or control of the Business, the Facility, any other such property, or any of the Purchased Assets, and (iv) neither the Seller nor the Shareholder has received any notice from the U.S. Environmental Protection Agency or any state, local or other domestic or foreign governmental agency or authority (collectively, the "E.P.A."), or any other public or private entity, advising that the Seller or the Shareholder is responsible or potentially responsible for corrective action or investigation or response costs with respect to a release, a threatened release or cleanup of Hazardous Material on or about the Facility or any other property used, owned or leased by the Seller or the Shareholder in connection with the Business, including any off-site disposal facility, and neither the Seller nor the Shareholder has any reason to believe that such notice may be forthcoming. As used herein, the term "Hazardous Material" shall include, but is not limited to, chemicals, wastes, and hazardous, dangerous or toxic substances or materials (1) including any "Hazardous Substances", "Pollutants" or "Contaminants" (as such terms are defined in any Environmental Laws), or regulated by any Environmental Laws as now or hereinafter in effect including, without limitation, petroleum, petroleum products, resins, asbestos and PCBs. There are no underground storage tanks located on the Facility or any other property used, owned or leased by the Seller or the Shareholder in connection with the Business, nor to the knowledge of Seller, has any underground storage tank been located at the Facility or any such property. The Seller has delivered to the Purchaser copies of all environmental reports prepared by or on behalf of the Seller or any other Person with respect to the Real Estate (as hereinafter defined), all of which are listed on Schedule 6.1(m) attached hereto.

        (n) Taxes. Except as set forth on Schedule 6.1(n) hereto, all Taxes (as hereinafter defined) payable by Seller which are due or to become due by reason of the Purchased Assets or the operation of the Business by the Seller prior to the Closing Date have been or will be paid when due unless the liability for or amount of such Taxes is in dispute as described on Schedule 6.1(n) hereto, and, if so, such Taxes shall be paid when the liability for or the amount of such Taxes has been finally determined, except and to the extent any such Taxes constitute an Assumed Liability in which event they will be paid by Purchaser. Except as set forth on Schedule 6.1(n) attached hereto, and except for any Taxes included within the Assumed Liabilities, with respect to any Taxes payable by Seller which are not due and, therefore, have not been paid prior to the Closing Date, adequate provisions therefor have been or will be made by the Seller, and all such Taxes will be duly and timely paid by the Seller unless the liability for or amount of such Taxes is in dispute, and, if so, such Taxes shall be paid when the liability for or the amount of such Taxes has been finally determined. There are no tax Liens upon any property or assets of the Seller pertaining to the Business or the Purchased Assets, except Liens for Taxes not yet due and payable. All foreign, federal, state, and local tax reports and returns, including, without limitation, income tax returns, withholding tax returns, goods and services and retail sales tax returns, required to be filed by or on behalf of the Seller on or prior to the Closing Date with any government or any foreign or domestic governmental agency or authority have been or will be duly prepared and filed when due, and were and will be true, correct and complete. There is no examination or proceeding pending by any authority or agency relating to the assessment or collection of any Taxes, or any interest or penalties thereon, due from or remittable by the Seller, nor does the Seller know of any basis for any such assessment. For purposes of this Agreement, "Tax" or "Taxes" shall mean all present and future taxes, as the context requires, including, without limitation, income, capital stock, gross receipts, net proceeds, ad valorem, value added, goods and services, turnover, sales, use, real estate transfer, real property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, franchise, transfer, fuel, vehicle sales, excess profits, occupational and interest equalization, unitary, severance, withholding, employment and other taxes, duties, assessments, imposts and charges (including, without limitation, the recapture of any tax items such as investment tax credits), together with all fines, interest, penalties and additions imposed on or in respect of, or in lieu of, or for non-collection of such amounts with respect to such amounts, which are due or claimed to be due by any federal, state or local taxing authorities or which are payable with respect to the Purchased Assets or the Business.

        (o) Insurance. The Seller presently maintains and has at all times prior to the date hereof maintained, liability (including product liability), casualty, property loss and other insurance coverage upon the properties included in the Purchased Assets and with respect to the conduct of the Business, in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations as the Seller. Attached hereto as Schedule 6.1(o) is a true and complete list of all policies of fire, liability, indemnity and other forms of insurance currently in force maintained by the Seller, setting forth the type and amount of coverage, policy number, policy periods and the status of premiums paid thereon. Except as set forth on
Schedule 6.1(o) attached hereto, there have been no product liability claims against the Seller during the immediately preceding five (5) years.

        (p) Labor Relations. Except as set forth on Schedule 6.1(p) attached hereto, the Seller is not a party to or bound by any collective bargaining agreement or other contract with any labor or employee union or association representing any of the employees of the Seller, is not currently conducting negotiations with any labor union and is not aware of any current attempt to organize any employees of the Seller for the purpose of collective bargaining. Except as set forth on Schedule 6.1(p) hereto, there are no strikes, lockouts or work stoppages pending of threatening, nor any labor disputes or grievances pending or threatened against or affecting the Business. The Seller has generally good relations with its employees, and has had no strikes, lockouts or job actions pending or threatened with any such employees.

        (q) Employee Benefit Plans.

          (i) Schedule 6.1(q) attached hereto lists all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" (as defined in Sections 3(1) and 3(2) respectively of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA")) existing on the date hereof or at any time within the three (3) year period immediately preceding the Closing Date that are or have been maintained or contributed to by the Seller for the benefit of any employees (including, for this purpose and for the purpose of all of the representations contained in this Section 6.1(p), any other entities which by reason of Section 414 of the Internal Revenue
Code of 1986, as amended (the "Code"), are treated together with the Seller as a single employer under Code Section 414).

          (ii) The Seller does not maintain or contribute to, nor has it maintained or contributed to at any time during the three (3) year period immediately preceding the Closing Date, any "Employee Pension Benefit Plan" subject to Title IV of ERISA for the benefit of any employees. The Seller does not maintain or contribute to, nor has it maintained or contributed at any time to any "Multiemployer Plans," as defined in Section 3(37) of ERISA for the benefit of any employees.

          (iii) Except as listed in Schedule 6.1(q), the Seller does not maintain any retirement or deferred compensation plan or arrangement, savings, incentive or non-qualified stock option, restricted stock, stock appreciation rights or stock purchase plan, unemployment compensation plan, personnel policy (including, but not limited to, holiday pay, moving expense reimbursement, sick leave, vacation pay, bonus or benefit arrangement), insurance or hospitalization program or any other fringe benefit arrangement, whether written or oral (all such plans and arrangements hereinafter referred to collectively as "Fringe
Benefit Arrangements") for any employee, consultant or agent of the Seller, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "Employee
Benefit Plan" (as defined in Section 3(3) of ERISA), or for which the Purchaser may have any liability after the Closing Date.

          (iv) A true and complete copy of each of the plans and arrangements listed in Schedule 6.1(q) attached hereto, and in effect on the date hereof, together with related trusts, any amendments to the plans or the trusts, summary plan descriptions, favorable determination letters and the annual report most recently filed for such plan, has been supplied to the Purchaser.

          (v) All Employee Pension Benefit Plans, Employee Welfare Benefit Plans and Fringe Benefit Arrangements listed in Schedule 6.1(q) comply, and in the past have complied, in all material respects in form and operation with all requirements of applicable federal, state, local and other laws and regulations, whether domestic or foreign.

          (vi) All group health plans, as defined under Code Section 5000(b)(1), maintained by or for the employees of the Seller comply in all respects with all COBRA health continuation coverage requirements under Section 4980B of the Code.

          (vii) There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan maintained by the Seller or to which the Seller has been a party for the benefit of any employee.

          (viii) Except as set forth on Schedule 6.1 (q), all accrued obligations of the Seller, whether arising by operation of law, by contract or by past custom, for compensation, including bonuses, to its employees, consultants or agents, for taxes and other obligations to any governmental entity payable in connection with such compensation, and for payments with respect to any plan or arrangement listed in Schedule 6.1(q) have been paid, or adequate accruals for such obligations have been and are being made by the Seller, and are reflected in the March 31 Financial Statement or will be reflected on the Closing Net Worth Statement. There is no suit, arbitration or other proceeding concerning any benefit claim (other than routine claims for benefits) or other matter, whether brought by or against a participant or beneficiary, a trustee, a plan administrator, the Seller or any director, officer or employee thereof.

          (ix) With respect to any severance pay agreement, the consummation of the transactions contemplated by this Agreement will not result in any liability to the Purchaser by reason of an acceleration in the time of payment or vesting or an increase in the amount of compensation due to any individual covered by a severance pay agreement. All severance pay policies of the Seller may be terminated at will.

          (x) No Employee Benefit Plan provides medical or death benefits (whether or not insured) with respect to any current or former employee of the Seller which continue beyond their retirement or other termination of service other than coverage mandated by applicable law.

        (r) Leases, Contracts and Other Commitments.

          (i) Except as set forth on Schedule 6.1(r) attached hereto, the Seller has no outstanding contracts or other commitments, written or oral, for the performance or receipt of services, or for the payment of moneys, or for the purchase, sale, lease, license, use or acquisition of real or personal property of any kind or character, other than (v) non-material contracts and commitments terminable without penalty by the Seller upon not more than one hundred twenty (120) days prior notice and (w) contracts and commitments which require the payment by Seller of less than Ten
Thousand Dollars ($10,000) in any calendar year individually or $100,000 in the aggregate. Specifically, and not in limitation of the foregoing, except as set forth on Schedule 6.1(r), the Seller has no (x) written or oral contract, agreement or understanding with any supplier, sales representative, commission agent, distributor, dealer, customer, consultant or similar person, (y) any written or oral employment contract, agreement or understanding with any person, other than those certain employment agreements identified on Schedule 7.6(a) attached hereto, true and complete copies of which have been provided to the Purchaser or
(z) is there any oral agreement or understanding with any employee of Seller which cannot be terminated without cause on reasonable notice and without penalty, excepting in each case those contracts and commitments which are not required to be listed pursuant to the first sentence of this Section 6.1(r)(i).

          (ii) The Seller has delivered to the Purchaser a copy of all personal property leases, real property leases and operating contracts to which it is a party and which are required to be identified on Schedule 6.1(r), as well as all other contracts and commitments set forth on Schedule 6.1(r) hereto, all of which are true and complete.

          (iii) No outstanding purchase commitment of the Seller is in excess of the normal, ordinary and usual requirements of the Business, and no contract price in any outstanding purchase commitment of the Seller is excessive when compared to current market prices for the relevant materials, products, commodities or services. No outstanding sales or lease commitment by the Seller obligates the Seller to sell or lease any products or services at a price which, in view of currently prevailing and projected costs of raw materials, manufacturing, overhead and administrative and general expense applicable thereto, would result in a loss.

          (iv) Except as set forth on Schedule 6.1(r) hereto, the Seller is in substantial compliance with the provisions of each, and is not in default under any, of the personal property leases, real property leases and operating contracts, as well as each or any of the other contracts and commitments, set forth on Schedule 6.1(r) hereto, and, to the Seller's knowledge, no default exists by any other party to any such contract, lease or commitment. All such leases, contracts and commitments are valid, subsisting and, to the knowledge of Seller and the Shareholder, in full force and effect and enforceable in accordance with their respective terms. No event has occurred which, with the passage of time or giving of notice or both, would constitute a default on the part of the Seller under any such lease, contract or commitment, nor is the Seller aware of any event or circumstance which would reasonably indicate that such a default or event on the part of any party thereto may occur in the future.

        (s) Real Property. Neither the Shareholder (in connection with the operation of the Business) nor the Seller has any real property interests (owned or leased), except as set forth on Schedule 6.1(s) attached hereto (collectively, the "Real Estate"). The Seller owns no real property. Except as set forth on Schedule 6.1(s) hereto, all of the buildings, structures and appurtenances situated on the Real Estate are in good operating condition and in a state of maintenance and repair adequate and suitable for the purposes for which such buildings, structures and appurtenances are presently being used. With respect to each such building, structure and appurtenance, the Seller has adequate rights of ingress and egress for operating the Business in the ordinary course. To the Seller's knowledge, no such building, structure or appurtenance (x) violates any building, zoning, subdivision or other land use or similar law, regulation or ordinance affecting or relating to the Real Estate, (y) violates any restrictive covenant, easement or other instrument of record or any provision of any foreign, federal, state, or local law, or (z) encroaches on any property owned by any other Person. No condemnation or rezoning proceeding is pending or, to Seller's knowledge, threatened, and neither Seller nor Shareholder has requested, applied for or given consent to any zoning variance, in each case, which would preclude or impair the use of the Real Estate by the Seller for the purposes for which it is currently used or anticipated to be used. To the knowledge of Seller; the consummation of the transactions contemplated hereby will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning ordinance or the termination of any applicable variance now existing, and (ii) if the improvements on the Real Estate are damaged or destroyed prior to or after the Closing, the repair or replacement of same by Buyer will not violate any applicable zoning ordinance. There is no pending, or to Seller's knowledge, proposed or threatened action to impose any special assessment on, or otherwise to take or restrict in any way the right to use, alter or occupy any part of the Real Estate. Neither Seller nor Shareholder has received any notice of any disputes with contiguous property owners as to the boundary lines of the Real
Estate or as to any improvements, structures or buildings thereon.
Neither Seller nor Shareholder has received any notice of any claims or rights of other Persons as to any rights over, across, under or through any of the Real Estate, other than those which are a matter of public record. To Seller's knowledge, the Real Estate has such access to all gas, water, electricity, storm and sanitary sewer, telephone and other utility services necessary for the operation of the Business as currently conducted by Seller. Seller or Shareholder has delivered to Buyer copies of the most recent real estate tax assessments and tax bills for the Real Estate.

        (t) Accounts Receivable. All accounts receivable of the Business which are reflected on the March 31 Statement (a) arose in the ordinary course of business; and (b) net of the reserve for doubtful accounts receivable set forth on the March 31 Financial Statement and to be consistently reflected on the Closing Date Net Worth Statement, (i) represent valid, bona fide and subsisting claims, (ii) are correct as to amount and are legally enforceable according to their terms, (iii) to the knowledge of Seller and the Shareholder, have no current right of defense, counter-claim or set-off against them; and (c) are owned by the Seller free of any Liens, choate or inchoate, liquidated or unliquidated, other than Permitted Liens.

        (u) No Adverse Change. Since March 31, 1998, the Seller has conducted the Business in the ordinary and regular course and there has not been: (i) any material adverse change in the financial condition, results of operations or prospects of the Business; (ii) any material adverse change in any of the Seller's relationships with any supplier, distributor or customer; (iii) any change in the accounting methods or practices followed by the Seller or in the manner in which the books, records and accounts of the Seller are maintained; (iv) any Lien, other than Permitted Liens and liens identified on Schedule 6.1(u) hereto; (v) any waiver or release of any material right or claim of the Seller, except in the ordinary course of business consistent with past practices; (vi) any payment, discharge, satisfaction or forgiveness by the Seller of any claim, liability, obligation or debt due it or waiver or release by the Seller of any right or claim, other than in the ordinary course of business, consistent with past practice or described on Schedule 6.1(u) hereto; (vii) any damage, destruction or other casualty loss with respect to the Purchased Assets, other than losses not exceeding Five Thousand Dollars ($5,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, whether or not covered by insurance, or the failure by the Seller to adequately maintain all of the Purchased Assets consistent with the pattern and practice of maintenance of such assets in the industry or in as favorable a condition as the same are in as of the date hereof, reasonable wear and tear excepted; (viii) any strike, work stoppage, slowdown, or any threat of any of the foregoing, affecting the Business; (ix) any purchase, sale, assignment, lease, transfer or other disposal of any amount of the Purchased Assets by the Seller, except in the ordinary course of business consistent with past practices; (x) any capital expenditures made or incurred by the Seller in excess of Five Thousand Dollars ($5,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, except as reflected on the March 31 Financial Statement or set forth on Schedule 6.1(u) hereto; (xi) any amendment or termination of any contract, agreement, lease, sublease, license, sublicense, instrument or License to which the Seller is a party, except in the ordinary course of business consistent with past practices or contemplated by or pursuant to the terms of this Agreement; (xii) any agreement by the Seller to incur any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary and usual course of business and consistent with past practices (none of which has had or will have an adverse effect on the Business or the Purchased Assets); (xiii) any change of any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve except as set forth on Schedule 6.1(u); (xiv) any failure by the Seller to maintain any insurance that was in effect on March 31, 1998; (xv) any failure to apply or reapply for necessary permits and Licenses; (xvi) any transfer or grant by Seller of any rights under, or entry by Seller into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention or similar right relating to the Business, or modified any existing right with respect thereto except as set forth on Schedule 6.1(u); (xvii) any change in the rate of compensation, commission, or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to any officer, employee, salesman, distributor or agent of the Seller, other than in the ordinary course of business except as set forth on Schedule 6.1(u) or (xviii) any agreement by the Seller (whether oral or written, contingent or otherwise), or any amendment to or modification of any existing agreement, to do any of the things described in clauses (i) through (xvii) above.

        (v) Suppliers. Except as set forth on Schedule 6.1(v) attached hereto, the Seller had (i) no suppliers of products and services during the twelve (12) month period ended June 30, 1998 whose products or services had a value in excess of One Hundred Thousand Dollars ($100,000) and (ii) no sole-source suppliers of significant materials or services.

        (w) Customers. Attached hereto as Schedule 6.1(w) is a complete and accurate list of the twenty-five (25) largest customers (by dollar volume) of the Seller during the twelve (12) month period ended June 30, 1998 (each a "Major Customer"), indicating the existing contractual arrangements, if any, with each Major Customer. Except as set forth on
Schedule 6.1(w) hereto, there are no outstanding disputes with any Major Customer of which Seller or the Shareholder have knowledge and no Major Customer has refused to, or stated its intention not to, continue its relationship with the Seller, nor has any Major Customer materially changed its arrangements with the Seller.

        (x) Fees and Commissions. No agent, broker, investment banker or other Person acting on behalf or under the authority of the Seller is or will be entitled to any broker's, finder's, originator's or investment banker's fees or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby, and no such fees are or will be chargeable to or for the account of the Purchaser, nor have any such fees been paid, nor will any such fees be paid or payable out of, or in any manner constitute a Lien against, the Purchased Assets.

        (y) Product Warranty Costs and Returns; Product Defects. Attached hereto as Schedule 6.1(y) is a true and complete description of all product warranties, return policies and procedures and other credit and sales practices offered by the Seller to its customers which have been in force or effect at any time during the twenty-four (24) month period immediately preceding the date hereof, regardless of the date of the sale to which such warranty, return policy or other practice may relate. The Seller has no contractual or, except for obligations with respect to implied warranties and similar rights granted by statute or other applicable law, other legal obligation to accept returns of any of the products made, manufactured, distributed, sold, leased, or distributed by Seller prior to the Closing Date (the "Products"). To the knowledge of Seller and the Shareholder, there are no material defects in the design or manufacturing of any of the Products that would adversely affect the performance or quality of all of the Products or designs sold by Seller to customers of the Business. There have been no product recalls or material defects in the design or manufacture of any Products that would materially and adversely affect the performance or equality of such Products.

        (z) Certain Payments; Absence of Certain Business Practices. Neither the Seller, nor to the Seller's or the Shareholder's knowledge any of its representatives or agents, has made or will cause to be made by or on behalf of the Seller prior to the Closing Date, any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value, directly or indirectly, to or for the use or benefit of any official or employee of any United States governmental entity, department or agency.

        (aa) Transactions With Interested Persons.  Except as set forth on
Schedule 6.1(aa) hereto, no officer, director, shareholder, employee, or affiliate of the Seller, or their respective spouses or children is or owns, directly or indirectly, on an individual or joint basis, any material interest in, serves as an officer or director of, or has any contractual relationship with any customer, competitor or supplier of the Business or any organization which has a contract, agreement, arrangement or commitment with Seller.

        (bb) Work Orders. There are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to the Real Estate which have been issued by any fire department, sanitation, environment, labor, health or other governmental authority. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices.

        (cc) IRB Bonds. The later of (i) the latest date on which any of the bonds issued pursuant to the IRB Documents (the "IRB Bonds") were issued and (ii) the latest date on which either of the projects financed with the IRB Bonds (each, a "Project") was Placed in Service (as hereinafter defined) is a date more than three (3) years prior to the Closing Date. The term "Placed in Service" shall mean the placement of a Project in a condition or state of readiness and availability for a specifically assigned function.

        (dd) Misstatement or Omission. No representation or warranty by the Seller or the Shareholder in this Agreement or in any other agreement, document or instrument executed in connection herewith, including any exhibit, schedule, written statement, certificate or other document furnished or to be furnished by the Seller or the Shareholder pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading. Copies of all documents heretofore furnished by the Seller or the Shareholder to the Purchaser are true, correct and complete copies of such documents, including all amendments or modifications thereto.

Wherever and whenever a representation or warranty contained in this Agreement is made to the "knowledge" of the Seller, such representation or warranty shall include only the knowledge of the Shareholder and any individual serving as a chief executive officer, president or any vice president of the Seller. An individual shall be deemed to have knowledge of a particular fact or other matter only if such individual is actually aware of such fact or other matter.

        6.2 Representations and Warranties of the Purchaser and the Guarantor. The Purchaser and Guarantor hereby, jointly and severally, represent and warrant to the Seller and the Shareholder on and as of the date hereof and on and as of the Closing Date as follows:

        (a) Organization and Standing. Each of Purchaser and Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its governing jurisdiction. Each of Purchaser and Guarantor has all requisite corporate power and authority and all requisite and sufficient licenses, franchises, permits and authorizations to own and lease its properties and assets and to carry on its business as and where currently conducted.

        (b) Corporate Action. Each of the Purchaser and Guarantor has full corporate power and authority to execute and deliver this Agreement, with respect to Purchaser to purchase the Purchased Assets from the Seller, and otherwise to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. All shareholder, corporate and other proceedings required to be taken by or on the part of the Purchaser and Guarantor to authorize, execute, deliver and carry out this Agreement and to purchase the Purchased Assets have been duly and properly taken. Assuming the due authorization, execution and delivery hereof by the Seller and the Shareholder, this Agreement constitutes the legal, valid and binding obligation of the Purchaser and Guarantor, enforceable in accordance with its terms, and, subject to the same assumption with respect thereto, all other documents to be delivered in connection herewith, when executed and delivered by the Purchaser and Guarantor, as applicable, will constitute legal, valid and binding obligations of the Purchaser and the Guarantor, enforceable in accordance with their respective terms.

        (c) Negation of Default. The execution and delivery of this Agreement by the Purchaser and Guarantor, its compliance with the terms hereof and its consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser or Guarantor, or (whether with due notice or lapse of time or otherwise) constitute a default, give rise to any right of acceleration, or otherwise result in a breach or violation of, any contract, agreement, lease, commitment, indenture, mortgage, trust deed, note, bond, debenture, license or other instrument or obligation, or any judgment, order or decree of any court, administrative agency or other governmental authority, to which the Purchaser or Guarantor is a party or otherwise subject. Neither the execution and delivery of this Agreement by the Purchaser or Guarantor, nor their respective compliance with the terms hereof and the Purchaser's and Guarantor's consummation of the transactions contemplated hereby, will violate, conflict with or contravene in any material respect any statute or any judicial or governmental regulation, order, injunction, judgment or decree binding on the Purchaser or the Guarantor, and neither the Purchaser nor the Guarantor has received any notice which is inconsistent with the foregoing.

        (d) Consents. The execution and delivery of this Agreement by the Purchaser and the Guarantor, and the consummation of the transactions contemplated hereby, will not require the approval, consent or authorization of any third party, any federal, state or local court, government authority or regulatory body or creditor, or give any party with rights under any instrument, agreement, contract, mortgage, judgment, award, order or other restriction the right to terminate, modify or otherwise change any of the current rights or obligations of Purchaser thereunder. To the Purchaser's knowledge, the failure of any Person not a party hereto to authorize or approve this Agreement and the transactions contemplated hereby will not give any Person the right to enjoin, rescind or otherwise prevent or impede the sale of the Purchased Assets to the Purchaser in accordance with the terms of this Agreement, to reach in any fashion the Purchased Assets in the hands of the Purchaser following the closing, or to obtain damages from, or any other judicial relief against, the Seller, as a result of any transactions carried out in accordance with the provisions of this Agreement.

        (e) Fees and Commissions. No agent, broker, investment banker, or other Person acting on behalf or under the authority of the Purchaser is or will be entitled to any broker's, finder's, originator's or investment banker's fees or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

        (f) Misstatement or Omission. No representation or warranty by the Purchaser or Guarantor in this Agreement or in any other agreement, document or instrument executed in connection herewith, including any exhibit, schedule, written statement, certificate or document furnished or to be furnished by the Purchaser or Guarantor pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein necessary to make the statements contained herein not misleading.

Wherever and whenever a representation or warranty contained in this Agreement is made to the "knowledge" of the Purchaser, such representation or warranty shall include the knowledge of any individual serving as a chief executive officer, president or any vice president of the Purchaser. An individual shall be deemed to have knowledge of a particular fact or other matter only if such individual is actually aware of such fact or other matter.

                                 ARTICLE VII
                           Covenants and Agreements

        7.1 Satisfaction of Retained Liabilities. From and after the Closing Date, the Seller agrees to and shall, and the Shareholder shall cause the Seller to, pay, perform and otherwise satisfy in full when due all Seller's indebtedness, liabilities and obligations which relate to or which may affect the Business or the Purchased Assets, except solely for the Assumed Liabilities.

        7.2 Environmental Liability.

        (a) If, at any time, the Purchaser shall (i) receive notice from the E.P.A. or any other similar public or private entity, (ii) receive a claim from any third party, or (iii) otherwise discover or receive notice or knowledge, of any Hazardous Material (including, without limitation, petroleum, petroleum products, resins, asbestos and PCBs) or other environmental pollution or contamination, or any other event or condition on or off of the Real Estate relating to matters of environmental protection, pollution, health, safety, sanitation or conservation which could give rise to any damages, costs, loss or liability under Environmental Laws (collectively, "Environmental Liability"), which arose out of the operations of the Business prior to the Closing Date or otherwise relates to any event, condition or circumstance occurring prior to the Closing Date, regardless of whether such event or condition was discovered by the Purchaser prior to the Closing, then the Purchaser shall promptly notify the Seller thereof in writing. To the extent that any such Environmental Liability (i) arose out of the operations of the Business prior to the Closing or otherwise arose out of the action or inaction of the Seller or the Shareholder and
(ii) constitutes a violation of one or more Environmental Laws (including, without limitation, any exceedence of any applicable clean-up standard thereunder) in effect on or before the time of Closing (a "Seller Environmental Liability"), the Seller shall begin, and thereafter shall proceed to complete, as soon as practicable and in a good and workmanlike manner and at its sole cost and expense, all investigation, negotiation with applicable parties, and remediation of any such Seller Environmental Liability and, if applicable, restoration of the affected property. Any such investigation, negotiation and remediation shall be performed and completed in a manner consistent with all applicable regulatory requirements and shall not in any event unreasonably interfere with the Purchaser's conduct of its business and its use and operation of the Real Estate. All Environmental Liabilities that relate to any event, condition or circumstance occurring prior to the Closing Date shall be Excluded Liabilities.

        (b) If the Seller fails to begin or complete any such investigation, negotiation or remediation as herein provided, then the Purchaser may (but shall not be obligated to) undertake the same, all at the expense of the Seller and the Shareholder. Further, if any such Seller Environmental Liability on the Real Estate presents a hazard to the operations or employees of the Purchaser, then the Purchaser may (but shall not be obligated to) undertake such investigation, negotiation and remediation at the Seller's and Shareholder's expense without prior notice to the Seller or the Shareholder.

        (c) The Purchaser agrees to provide all necessary access to its premises to, and to fully cooperate with, the Seller and its employees, representatives, agents and contractors in connection with any environmental remediation, whether required pursuant to this Section 7.2 or otherwise, provided that the Seller shall, before entering on the Purchaser's premises, provide a reasonable indemnity to the Purchaser and any other occupants of the premises whereby Seller agrees to deal with any claims, whether from Purchaser or from third persons, arising from property damage or personal injury caused by the exercise of the access right, including intrusive testing, excavation, and any other related work, and to restore such areas of the premises affected by the exercise of the access right so as to permit the carrying on of business thereon in substantially the same manner as was carried on immediately before the exercise of the access right. The Seller agrees to provide the Purchaser with copies of all data and reports generated by the Seller or any of its contractors during the course of any investigation or remediation of any Seller Environmental Liability. No party hereto shall settle any claim with respect to a Seller Environmental Liability with the E.P.A. or any third party without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. No such settlement shall relieve the Seller of liability under this Section 7.2 in the event of any additional or future claims from another governmental agency or any other Person. Each of the parties shall make available to the other all records and other materials required in order to contest any such claim, except to the extent such records may be subject attorney/client privilege, and shall cooperate fully with the other in the defense of all such claims. Nothing in this Section 7.2 shall be deemed to relieve the Seller of any liability for any Environmental Liability.

        7.3 [ Intentionally Omitted ]

        7.4 [ Intentionally Omitted ]

        7.5 Access. After the Closing Date, the Purchaser shall permit the Seller and the Shareholder reasonable access during normal business hours, upon not less than five (5) calendar days' prior written notice, to any records and files of the Seller transferred pursuant to this Agreement, relating to a period prior to the Closing Date, and to any employees of the Purchaser formerly employed by the Seller, as are necessary in connection with the preparation of the Seller's or the Shareholder's tax returns and the prosecution or defense of any tax audits or third party claims, suits or actions by or against the Seller or the Shareholder relating to the Business. The Purchaser shall use reasonable commercial efforts to retain such books and records for a period of not less than three (3) years after the Closing Date in order to afford the Seller such access, and the Seller shall have the right at any reasonable time to make copies thereof, at the Seller's and the Shareholder's sole cost. If Purchaser wishes to destroy any such books or records at any time within the ten (10) year period following the Closing Date, Purchaser shall give the Seller and the Shareholders not less than fifteen (15) calendar days' prior written notice thereof, whereupon the Seller or the Shareholder may elect to take possession of such books and records. Provided that the Purchaser uses such commercially reasonable efforts to retain such books and records, the Seller and the Shareholder acknowledge and agree that Purchaser shall have no liability or Loss with respect to the loss or destruction of any such books and records, and the Seller and the Shareholder hereby expressly waive all claims with respect thereto.

        7.6 Employment and Related Matters.

        (a) Employees. Schedule 7.6(a) attached hereto lists all of the individuals who are employed by the Seller on the date hereof, their respective salaries, job titles, rates of remuneration and whether such employee is currently inactive and has made a claim for or is receiving disability benefits under the Seller's benefit plans and other terms of employment. The Seller shall use all commercially reasonable and lawful efforts to assist the Purchaser in arriving at continuing employment arrangements with each of the individuals listed on Schedule 7.6(a) hereto on substantially the same terms and conditions as he or she is employed by the Seller immediately prior to the Closing Date, or otherwise on such other terms and conditions as are acceptable to the Purchaser. Purchaser shall offer such employment arrangements to at least such number of Seller's employees as is sufficient to avoid any notification requirement under the federal Workers Adjustment and Retraining Notification Act.

        (b) No Solicitation. Between the date of this Agreement and the Closing Date, and for a period of two (2) years after the Closing Date, neither the Seller nor the Shareholder shall, directly or indirectly, approach, counsel or attempt to induce any person who is currently employed by the Seller, or then employed by the Purchaser (or any successor), to leave the employ of the Seller, or the Purchaser (or any successor), as the case may be.

        (c) Certain Employee Rights. Except as specifically set forth in this subsection (c), Purchaser shall be under no obligation to maintain any Employee Pension Benefit Plans, Employee Welfare Benefit Plans or Fringe Benefit Arrangements of the Seller. At the Closing, Purchaser shall assume sponsorship of The Wilen Companies, Incorporated Administration 401(k) Savings Plan and Trust and The Wilen Companies, Incorporated Plant 401(k) Savings Plan and Trust by entering into Employee Pension Plan and Trust Assumption Agreements, in form and substance reasonably acceptable to the Purchaser and the Seller (the "Plan Assumption Agreements"). The Seller covenants that it shall be solely responsible for all contributions to and liabilities arising from any and all such Employee Pension Benefit Plans, Employee Welfare
Benefit Plans and Fringe Benefit Arrangements for all periods on or before the Closing Date, except to the extent that such liabilities are included within the Assumed Liabilities. The Seller covenants that all contributions and other payment obligations required to be made on or before the Closing Date under or in connection with such plans have been or will be paid in full on or as of the Closing Date, except to the extent that such obligations are included within the Assumed
Liabilities, and the Seller agrees to indemnify and hold the Purchaser harmless from and against any and all such liabilities, debts and claims asserted against the Purchaser in connection therewith. If the Seller terminates its group health plan at or after the Closing, the Seller and Purchaser agree that the Purchaser shall be responsible for providing COBRA health continuation coverage under Code Section 498OB to any past or present qualified beneficiaries under the Seller's group health plan.


        (d) Public Statements. Prior to the Closing Date, the Seller and the Purchaser shall consult with one another before issuing any written communications or otherwise making any public statements, disclosures or announcements to employees or any Person relating to this Agreement or the transactions contemplated by this Agreement, except as may be required by applicable law or by obligations pursuant to the rules and regulations of applicable securities laws or upon advice of legal counsel. The parties agree that the Purchaser shall have full and complete discretion with respect to the content of such communications, but shall at all times act in good faith.

        7.7 Non-Competition Agreement. On or before the Closing Date, the Shareholder and the Seller shall enter into a non-competition agreement in favor of the Purchaser, substantially in the form of Exhibit J attached hereto (the "Non-Competition Agreement").

        7.8 Confidentiality.

        (a) The Seller and the Shareholder hereby covenant and agree that at all times from and after the Closing Date, they shall keep secret and maintain in strictest confidence, and shall not use for its benefit or for the benefit of any other Person, and shall not cause, and shall use all commercially reasonable efforts not to allow any affiliates or any of their respective agents, officers, directors or employees to so disclose or use, any Confidential Information (as hereinafter defined) relating to the Business, the Purchased Assets or otherwise pertaining to this Agreement or the transactions contemplated hereby. As used in this Agreement, "Confidential Information" shall mean any and all information, in whatever form, relating to the Business or the Purchased Assets, including, without limitation, any trade secrets, confidential technical know-how, formulas, bills of material, operational methods, names of customers, suppliers or other third parties, pricing policies, supply information or data, product development techniques or plans, as well as marketing and promotional plans, strategies and information, which information is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality; provided, however, that the term "Confidential Information" shall not include any information that, at the time of disclosure, is generally available to the public or thereafter becomes available to the public through no fault of the Seller or its affiliates, or any of its employees, agents or representatives.

        (b) It is mutually recognized and agreed by the parties that irreparable injury will result to the Purchaser and its business and properties in the event of a breach or threatened breach of this Section
7.8 by the Seller, the Shareholder or any of their respective affiliates employees, agents or representatives, that the amount or extent of damages would be difficult if not impossible to ascertain and, therefore, that any remedy at law for any breach by any of them of this covenant will be inadequate. Accordingly, without prejudice to the rights of the Purchaser also to seek damages or other remedies available to it, the Purchaser shall be entitled to, and the Seller and the Shareholder covenant that they will not contest the availability of, temporary and permanent injunctive relief without the necessity of proving actual damages to the Purchaser by reason of any such breach or threatened breach. In addition, in the event of a breach or threatened breach of this covenant by the Seller or the Shareholder or any such, affiliate, employee, agent or representative, the Purchaser and its successors and assigns shall also be entitled to recover from the Seller and the Shareholder costs and attorneys' fees incurred in connection with the enforcement of its rights hereunder. Whenever used herein, the Purchaser shall be deemed to include any successor or any other Person which may hereafter acquire all or any portion of the Business or the Purchased Assets being acquired by the Purchaser hereunder.

        (c) The covenants contained in this Section 7.8 shall be construed and enforced independently of any other provision of this Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of the Seller or the Shareholder against the Purchaser, of whatever nature, shall not constitute a defense to the enforcement of the covenants contained herein against the Seller, the Shareholder or any of their respective affiliates, employees, agents or representatives.

        7.9 Consents and Approvals. The Seller, the Shareholder and the Purchaser shall each take or cause to be taken all commercially reasonable acts necessary, and shall promptly make all filings or submissions as are required (i) to obtain all third party consents required pursuant to Article V hereof, including, without limitation, any and all consents required under the leases, contracts and commitments included within the Purchased Assets, in order to consummate the transactions contemplated hereby, and (ii) to obtain any approval, consent, license, clearance, exemption, waiver or registration of or with any applicable foreign, federal, state or local governmental authority necessary in order to consummate lawfully the transactions contemplated hereby; provided, however, that each party shall be primarily responsible for obtaining the consents, approvals, waivers, clearances, exemptions, registrations and licenses required pursuant to the contracts, leases and commitments to which it is a party and the laws and regulations to which it is subject. Each party hereto shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary to obtain any governmental approval, including, without limitation, approvals under the HSR Act, as applicable. The Seller, the Shareholder and the Purchaser shall each keep the others apprised of the status of any communications with, and any inquiries or requests for additional information made by, any governmental authority and shall comply promptly with any such inquiry or request.

        7.10 Transfer of Business Relationships and Other Transitional Assistance. The Seller and the Shareholder shall use good faith efforts to take such actions, at such times before the Closing Date as the Purchaser may request, to introduce the Purchaser and its employees, agents and representatives to the suppliers and customers of the Business, including, without limitation, suppliers and the Major Customers, and, for a period of four (4) months after the Closing, to take such other actions as the Purchaser reasonably deems necessary or desirable to effect the transfer of the Business, as a going concern, to the Purchaser.

        7.11 Product Liability Matters. At or prior to the Closing, Seller at its expense shall cause Purchaser to be named as an additional insured under each of its occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any products of the Seller shipped prior to the Closing Date. At the Closing, Seller shall deliver to Purchaser one or more certificates of insurance evidencing that the insurance to be obtained by it pursuant to this Section is in effect and providing for notification to Purchaser at least thirty (30) calendar days prior to the effective date of any termination or cancellation of such insurance. The insurance coverage set forth in this Section shall be maintained by Seller in amounts not less than were maintained by the Seller during the twelve (12) months preceding the Closing until March
1, 1999, with a deductible not exceeding $5,000 per occurrence.

        7.12 Tax Matters. The parties to this Agreement have estimated in good faith Seller's taxable income for the first ten (10) days of August, 1998 as Ninety Seven Thousand Eight Hundred Fifty Dollars ($97,850). The parties agree to file their respective federal and state income tax returns consistent with such estimate and each party agrees to notify the other parties if the Internal Revenue Service or any other taxing authority challenges such estimate or the reporting of an estimate.

        7.13 Post Closing Real Estate Matters. Seller and Shareholder shall use commercially reasonable efforts to obtain within a reasonable period of time after Closing:

        a) a Subordination, Non-Disturbance and Attornment Agreement from the holder of any mortgage or security deed encumbering the property which is leased pursuant to that certain Lease between Reywest Development Corporation and Seller;

        b) a Memorandum of Option, in a form reasonably satisfactory to Purchaser and the Shareholder, evidencing Purchaser's right to purchase and lease the land adjacent to the Facility and owned by Shareholder as set forth in the Amendment of and Assignment To Lease with respect to the Facility of even date herewith between Shareholder and Purchaser; and

        c) a consent from the landlord of the Phoenix property acknowledging Purchaser's rights with respect to the renewal option included in the lease.

                                ARTICLE VIII
                         Termination and Abandonment

        8.1 Termination and Abandonment. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

        (a) By mutual written consent of the Purchaser, the Seller and the Shareholder;

        (b) By the Purchaser, if the conditions set forth in Section 5.1 hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Seller and the Shareholder on or before the Closing Date;

        (c) By the Purchaser or the Seller, as applicable, within ten
(10) days following receipt of notice of an event described in clause
(i) of the second section of Section 7.4 hereof.

        (d) By the Seller and the Shareholder, if the conditions set forth in Section 5.2 hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Purchaser on or before the Closing Date;

        (e) By the Seller and the Shareholder or the Purchaser, if any court action or proceeding shall have been instituted by any party, or, to the knowledge of the Purchaser, the Seller or the Shareholder, shall have been threatened by any public or private authority or third party, to restrain or prohibit the transactions contemplated by this Agreement; or

        (f) By the Seller and the Shareholder or the Purchaser, if the Closing shall not have occurred on or prior to August 14, 1998, or such later date as may be mutually approved in writing by the Seller, the Shareholder and the Purchaser.

        8.2 Effect of Termination. In the event of the termination or abandonment of this Agreement pursuant to the provisions of this Article VIII, this Agreement shall thereafter become void and have no effect; provided, however, that the foregoing shall not be deemed to affect in any way any right of action either party may have against the other for breach of its representations, warranties or covenants hereunder. In such event, the breaching party shall be liable to the non-breaching party for all Losses (as hereinafter defined) arising as a result of such breach.


                                 ARTICLE IX
                               Indemnification

        9.1 Seller's and Shareholder's Indemnification.

        (a) Notwithstanding the investigation by the Purchaser, its attorneys or any of its agents or representatives, the representations, warrants and covenants of the Seller and the Shareholder set forth in this Agreement and the liabilities of the Seller and the Shareholder with respect thereto, shall survive for a period of two (2) years, at which time they shall expire, except as follows: (i) the representations, warranties and covenants set forth in Section 1.2,
Section 1.3, Section 2.2, Sections 6.1(a), (b), (the first sentence of
(h)), (the last sentence of (j)), (m), and (cc), Section 7.1, Section 7.2, and Section 7.12 and Article IX (including Section 9.1(b)(iv)) hereof shall survive the Closing without limitation of time and shall not expire; (ii) the representations and warranties contained in Section 6.1(n) shall survive the Closing until any underlying tax obligation is barred by all applicable limitations periods under applicable law (as such periods may be extended by waiver), at which time they shall expire and (iii) any covenant contained in this Agreement that provides for a specific duration shall survive the Closing for the period so specified, at which time it shall expire. Notwithstanding the preceding sentence, any representation, warranty or covenant in respect of which indemnity may be sought under Section 9.1(b) below shall survive the time at which it would otherwise terminate pursuant to such sentence, if notice of the inaccuracy, breach or nonperformance giving rise to such indemnity shall have been given to the Seller or the Shareholder prior to the time that it otherwise would have terminated.

        (b) The Seller and the Shareholder (collectively, the "Seller Group"), jointly and severally agree to indemnify, defend and hold the Purchaser, its subsidiaries, its affiliates and its and their respective shareholders, directors, officers, employees, agents, representatives, successors and assigns (collectively, the "Purchaser Group"), harmless from and against any and all Losses imposed on, accrued against, sustained or incurred by the Purchaser Group or any one of them resulting from or arising out of or by virtue of: (i) any misrepresentation or breach of warranty made herein by the Seller or the Shareholder; (ii) any non-compliance with, non-performance of or breach by the Seller or the Shareholder of any of the covenants of this Agreement to be performed by the Seller or the Shareholder or otherwise set forth in any instrument or document executed or delivered by the Seller or the Shareholder in connection with this Agreement; (iii) any and all liabilities arising out of or in connection with the actions of the Seller and the Shareholder and the conduct of the Business on or prior to the Closing Date, including, without limitation, any and all Seller Environmental Liabilities, but in all events excluding the Assumed Liabilities; and (iv) any failure of the Seller and/or the Shareholder to fully and timely discharge any Excluded Liability; provided, however, that in no event shall the foregoing indemnification obligations apply to any Environmental Liability other than the Seller Environmental Liabilities.

        (c) Notwithstanding any other provision hereof to the contrary, the Seller, the Shareholder and the other members of the Seller Group shall have no obligation to indemnify the Purchaser or the Purchaser Group for any Losses otherwise indemnifiable hereunder, unless and until the aggregate amount of all such Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Section 9.1 Basket"), whereupon all Losses in excess of such amount shall be indemnified as aforesaid; provided, however, the Section 9.1 Basket shall not apply to the failure of the Seller or the Shareholder to pay the Excluded Liabilities. Furthermore, the Seller Group shall have no obligation to indemnify the Purchaser or the Purchaser Group for any Losses that, when aggregated with all other Losses paid by or on behalf of the Seller Group to the Purchaser or the Purchaser Group, exceed Ten Million Dollars ($10,000,000) (the "Section 9.1 Cap"); provided, however that with respect to any failure of the Seller or the Shareholder to pay the Excluded Liabilities, the Section 9.1 Cap shall be an amount equal to the Purchase Price.

        9.2 Purchaser's Indemnification.

        (a) The representations, warranties and covenants of the Purchaser and Guarantor set forth in this Agreement, and the liabilities of the Purchaser with respect thereto, shall survive the Closing Date for a period of two (2) years, at which time they shall expire, except as follows: (i) the representations, warranties and covenants set forth in Section 2.1, Sections 6.2 (a) and (b), Section 7.5, Section 7.6 and
Section 7.12 and Article IX (including Section 9.2(b)(ii) and (iii)) hereof shall survive the Closing without limitation of time and shall not expire; and (ii) any covenant contained in this Agreement that provides for a specific duration shall survive the Closing for the period so specified, at which time it shall expire. Notwithstanding the preceding sentence, any representation, warranty or covenant in respect of which indemnity may be sought under Section 9.2(b) below shall survive the time at which it would otherwise terminate pursuant to such sentence, if notice of the inaccuracy, breach or nonperformance giving rise to such indemnity shall have been given to the Purchaser prior to the time that it otherwise would have terminated.

        (b) The Purchaser agrees to indemnify, defend and hold the Seller Group harmless from and against any and all Losses imposed on, accrued against, sustained or incurred by the Seller Group or any one of them resulting from or arising out of or by virtue of: (i) any misrepresentation or breach of warranty made herein by the Purchaser or non-compliance with or breach by the Purchaser of any of the covenants of this Agreement to be performed by the Purchaser or otherwise set forth in any instrument or document executed or delivered by the Purchaser or the Guarantor in connection with this Agreement; (ii) any and all liabilities and obligations arising out of or in connection with the conduct of the Business by the Purchaser after the Closing Date; and
(iii) any failure of Purchaser to fully and timely discharge any Assumed Liability.

        (c) Notwithstanding any other provision hereof to the contrary, the Purchaser shall have no obligation to indemnify the Seller or the Seller Group for any Losses otherwise indemnifiable hereunder, unless and until the aggregate amount of all such Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Section 9.2 Basket"), whereupon all Losses in excess of such amount shall be indemnified as aforesaid; provided, however, the Section 9.2 Basket shall not apply to the failure of the Purchaser to pay the Assumed Liabilities or any indemnification obligation of the Purchaser arising from clause (ii) of subsection 9.2(b) above. Furthermore, the Purchaser shall have no obligation to indemnify the Seller or the Seller Group for any Losses that, when aggregated with all other Losses paid by or on behalf of the Purchaser to the Seller or the Seller Group, exceed Ten Million Dollars ($10,000,000) (the "Section 9.2 Cap"); provided, however, that with respect to any failure of the Purchaser to pay the Assumed Liabilities or any indemnification obligation arising from clause (ii) of subsection 9.2(b) above, the Section 9.2 Cap shall be an amount equal to the Purchase Price.

        9.3 Losses. For purposes of this Agreement, "Losses" shall mean all claims (whether meritorious or not), actions, suits, proceedings, judgments, causes of action, liabilities (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, known or unknown), losses, demands, costs, assessments, fines, damages, interest, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of litigation).

        9.4 Procedure for Indemnification.

        (a) Upon becoming aware of a claim for any Losses, the entity seeking indemnification under this Article IX (the "Indemnified Party") shall give notice of such claim to the party from whom indemnification is sought (the "Indemnifying Party"); provided, however, that no delay in giving notice hereunder shall relieve the Indemnifying Party from its obligations hereunder, except and to the extent that the Indemnifying Party is thereby prevented from fulfilling such obligations.

        (b) Within thirty (30) calendar days after such notice, the Indemnifying Party may deliver to the Indemnified Party its written acknowledgment that the Indemnified Party is entitled to indemnification pursuant to this Article IX for Losses arising out of such claim, suit or action, together with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has and will have the financial capability to discharge any liability arising from such claim, suit or action. Upon receipt by the Indemnified Party of such acknowledgment and evidence, the Indemnifying Party may, with counsel reasonably satisfactory to the Indemnified Party, assume the defense of any such suit or action initiated by a third party ("Third Party Claim") including its compromise and settlement, and the Indemnifying Party shall pay all costs and expenses thereof and shall be fully responsible for the outcome thereof. If the Indemnifying Party so assumes the defense of such claim, suit or action, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent (which shall not be unreasonably withheld) unless the sole relief is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). In the event that the Indemnifying Party does not provide such acknowledgment and evidence, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel reasonably satisfactory to the Indemnifying Party; and in such event, all Losses, disbursements and other costs and expenses (including, without limitation, reasonable attorneys' fees) of such contest shall be subject to the indemnification provisions of this Article IX. In such case, the Indemnified Party will give the Indemnifying Party twenty (20) calendar days' notice of any proposed settlement or compromise of any Third Party Claim, the defense of which such party has assumed. Any settlement or compromise made or caused to be made by the Indemnified Party of any such Third Party Claim of the kind referred to above, shall be binding upon the Indemnifying Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

        (c) In case of any such Third Party Claim, the Indemnified Party will, upon written request of the Indemnifying Party, cooperate reasonably in the defense thereof, including affording to the Indemnifying Party the right of access, during normal business hours, to pertinent books and records for purposes of inspection and making copies, but all reasonable out-of-pocket expenses incurred by the Indemnified Party in connection with the foregoing shall be reimbursed by the Indemnifying Party. If the Indemnifying Party assumes the defense thereof in accordance with paragraph (b) above, the Indemnified Party shall maintain the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.

        9.5 Sole Remedy. The indemnification provisions, procedures and limitations of this Article IX shall be the exclusive remedies and procedures relating thereto available to any party as a result of one or more breaches of the representations, warranties, covenants, agreements and obligations contained in this Agreement or any Schedule attached hereto or the Bill of Sale or the Assumption Agreement; provided, however, that this Section 9.5 shall not apply to (a) any act of fraud perpetrated upon a party hereto by another party hereto, (b) any equitable remedy available to a party hereto as a result of any such breach or (c) any remedy available to the Purchaser at law or in equity with regard to any Environmental Liability other than a Seller Environmental Liability.

        9.6 Insurance.  Any amount otherwise payable pursuant to this
Article IX by an Indemnifying Party with respect to any Loss shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party with respect to such Loss.


                                  ARTICLE X
                                  Expenses

        10.1 Professional Expenses. Each of the parties hereto shall pay all of its own respective costs and expenses with respect to legal, accounting, consulting, appraisal and professional fees, as well as printing and other related expenses, incurred or to be incurred by such party in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that no such fees or expenses shall in any manner constitute a Lien against the Purchased Assets.

        10.2 Transfer Expenses. All applicable sales, use, transfer, documentary or similar taxes, intangible taxes, if any, and transfer fees which are payable by reason of the transactions contemplated by this Agreement, shall be paid by the party upon whom they are imposed by law or, in the event there is no applicable law, pursuant to local custom.


                                 ARTICLE XI
                                Miscellaneous

        11.1 Entire Agreement; Amendment. This Agreement is the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, undertakings and agreements, written or oral, between the parties. No representation, inducement, agreement, promise, understanding or waiver altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by each of the parties hereto.

        11.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the prior written consent of the other parties and any attempted assignment in violation of the foregoing shall be null and void; provided, however, that this Agreement may be assigned by the Purchaser in connection with the sale of all or substantially all of the assets of the Purchaser; provided further, that no such assignment shall relieve the Purchaser of its obligations hereunder.

        11.3 Notices.   Any notice, request, instruction or other
communication to be given hereunder by any party hereto shall be in writing and shall be deemed to have been duly given on the date of delivery, provided delivery is actually tendered at the appropriate address, addressed to the persons identified below (i) in person, or
(ii) by overnight courier service nationally recognized in the United States, or (iii) by facsimile copy (with original copy mailed the same day), or (iv) five (5) calendar days after deposit in the U.S. mail by first class certified mail, postage prepaid, return receipt requested, all addressed as set forth below:

(i) If to the Seller or the
    Shareholder, to:                    The Wilen Companies, Incorporated
                                        3760 Southside Parkway
                                        Atlanta, Georgia 30354
                                        Attn:  Mr. Joseph M. Wilen
                                        Telephone No.:  (404) 366-2111
                                        Facsimile No.:  (404) 361-8832

    With a copy to:                     Smith, Gambrell & Russell, LLP
                                        Promenade II, Suite 3100
                                        1230 Peachtree Street, N.E.
                                        Atlanta, Georgia  30309-3592
                                        Attn:  Paul S. Lee, Esq.
                                        Telephone No.:  (404) 815-3500
                                        Facsimile No.:  (404) 815-3509

(ii) If to the Purchaser
     or Guarantor to:                   Katy Industries, Inc.
                                        6300 S. Syracuse Way, Suite 300
                                        Englewood, Colorado  80111-6723
                                        Attn:  Mr. John R. Prann, Jr.
                                        Telephone No.:  (303) 290-9300
                                        Facsimile No.:  (303) 290-9344

    With a copy to:                     Katy Industries, Inc.
                                        55 East Monroe Street
                                        Suite 4100
                                        Chicago, Illinois  60603
                                        Attn:  Arthur R. Miller
                                        Telephone:  (312) 807-4600
                                        Facsimile:  (312) 807-3900

         and                            Holleb & Coff
                                        55 East Monroe Street
                                        Suite 4100
                                        Chicago, Illinois  60603
                                        Attn:  Robert E. Kolek, Esq.
                                        Telephone No.:  (312)807-4600
                                        Facsimile No.:  (312)807-3900

or to such other person or persons at such address or addresses as may be designated by written notice to the other party pursuant to this
Section 11.3.

        11.4 Severability. If any provision of this Agreement is found invalid, unenforceable or in violation of any law by a court of competent jurisdiction, such provision shall be modified only to the extent necessary to enable such provision to be valid and enforceable, without affecting the remaining portions of this Agreement, which shall remain in full force and effect; provided, however, that the severing of any such provision will not materially change the substance of this Agreement. As so amended, this Agreement shall be enforced to the fullest extent possible to give effect to the intention of the parties expressed herein.

        11.5 Mutual Contribution; No Third Party Beneficiaries. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted, or the provision contains a covenant of such party. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

        11.6 Waivers. No delay on the part of any party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege operate as a waiver of any other right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties otherwise may have at law or in equity.

        11.7 Bulk Sales Law. The Seller shall indemnify and hold the Purchaser harmless from and against any and all Losses incurred or sustained by the Purchaser arising from the transactions contemplated by the Agreement which result from noncompliance with any applicable bulk sales legislation.

        11.8 Headings; Gender; Number. The headings of articles and sections of this Agreement and of the schedules and exhibits hereto are for convenience only and are not intended to limit, restrict, expand or otherwise affect the meaning or interpretation of the provisions of this Agreement. The use of any gender hereunder shall include all genders and the use of the singular shall include the plural, and vice versa, in each case as the context may require.

        11.9 Applicable Law. This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Illinois.

        11.10 [Intentionally omitted.]

        11.11 Non-Binding Mediation. Any controversy or claim arising out of or relating to this Agreement, its interpretation, the breach or the consummation thereof, or the closing contemplated thereunder, or the respective rights or obligations of the parties, shall be first subject to non-binding mediation administered by the American Arbitration Association (the "Mediator"). In the event that such controversy or claim cannot be resolved pursuant to mediation within thirty (30) days after such matter is submitted to the Mediator as provided above, such controversy or claim may be settled by arbitration upon the written arbitration agreement made at that time of all parties, and failing such arbitration agreement, by litigation.

        11.12 Representations and Warranties Complete. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, THE SELLER AND SHAREHOLDER, ON THE ONE HAND, AND THE PURCHASER, ON THE OTHER HAND, MAKE NO OTHER REPRESENTATIONS AND WARRANTIES, AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED AS TO ANY OTHER INFORMATION OR MATTERS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS.

        11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be duly executed as of the date first written above.

PURCHASER:                      SELLER:
---------                       -------
WILEN ACQUISITION CORPORATION   WILEN COMPANIES,INCORPORATED

By:___________________________  By:______________________________
Its:                            Its: President


GUARANTOR:                      SHAREHOLDER:

KATY INDUSTRIES, INC.


By:___________________________  _______________________________
Its: _________________________  Joseph M. Wilen



                                  GUARANTY

        In consideration of, and as an inducement to the execution of this Agreement, Katy Industries, Inc., a Delaware corporation (the
"Guarantor") and the sole shareholder of Purchaser, hereby unconditionally, absolutely and irrevocably guarantees unto the Seller and the Shareholder and their successors, assigns, heirs and personal representatives, as the case may be (collectively, the "Representatives"), that Purchaser will perform during the term of this Agreement, each and every covenant, payment obligation, agreement and undertaking (collectively, the "Obligations") on the part of Purchaser contained and set forth in this Agreement and all other agreements and documents ancillary to this Agreement (collectively, the "Transaction Documents"), including, but not limited to, the Employment Agreement, the Non-Competition Agreement, the Assumption Agreement, the Facility Lease Amendment and the Warehouse Lease Amendment, together with any renewals, modifications, consolidations and extensions of the Transaction Documents.

        Seller and/or Shareholder and their Representatives may from time to time: (a) after notice and demand to Purchaser, resort to the Guarantor for payment of the Obligations, whether Seller, Shareholder or their Representatives have resorted to any property securing any of the Obligations or proceeded against Purchaser, any other guarantor of the Obligations, or any other party primarily or secondarily liable on any of the Obligations, (b) release or compromise any liability of the Guarantor hereunder or any liability of any other party or parties primarily or secondarily liable on any of the Obligations, including Purchaser, subject in all respects to the provisions of and restrictions contained in Article IX of this Agreement, (c) extend, renew or credit any of the Obligations for any period (whether longer than the original period), (d) give any other form of indulgence, whether under the Obligations or not. It is expressly agreed that this Guaranty is a guarantee of payment and performance and not of collection.

        Guarantor hereby waives and agrees not to assert or take advantage of: (a) any defense that may arise by reason of the incapacity or lack of authority of Guarantor or Purchaser, or the failure of Seller and/or Shareholder to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceedings) of Purchaser or any other person or entity; (b) any defense based upon an election of remedies by Seller and/or Shareholder which destroys or otherwise impairs any subrogation rights of Guarantor or the right of Guarantor to proceed against Purchaser for reimbursement, or both; (c) any defense based upon failure of Seller and/or Shareholder to commence an action against Purchaser; (d) any requirement of acceptance or notice of acceptance of this Guaranty by Seller and/or Shareholder; (e) any requirement of notice of presentment of any of the indebtedness or performance of any of the Obligations hereby guaranteed; (f) any requirement of protest and notice of dishonor or of default to Guarantor or to any other party with respect to the indebtedness or performance of Obligations hereby guaranteed; (g) any defense based on lack of due diligence by Seller and/or Shareholder in collection, protection or realization upon any collateral securing the indebtedness or performance of the Obligations; and (h) any defense that the Obligations were discharged in a bankruptcy proceeding of Purchaser, to which Guarantor might otherwise be entitled.

        Guarantor further waives any right to require that an action be brought against Purchaser or any other person. Guarantor hereby specifically waives any rights which may be conferred under O.C.G.A. 10-7-24. In the event of a default under the Transaction Documents, Seller and Shareholders shall have the right to enforce their rights, powers and remedies thereunder or hereunder or under any other instrument now or hereafter evidencing, securing or otherwise relating to the transactions contemplated by the Transaction Documents, in any order, and all rights, powers and remedies available to Seller and/or Shareholder in such event shall be nonexclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity.

        Any waiver, extension of time or other indulgence granted from time to time by Seller or Shareholder or their Representatives with respect to the Transaction Documents, shall in no way modify or amend the liabilities or obligations of Guarantor thereunder or hereunder, which shall be continuing, absolute, unconditional and irrevocable.

        The provisions of this Guaranty shall be binding upon Guarantor and its successors, and assigns and shall inure to the benefit of Seller and Shareholder and their respective Representatives. The provisions of this Guaranty shall in no event be impaired by any change which may arise by reason of the dissolution of Purchaser.

        The provisions of this Guaranty shall continue in full force and effect until the Obligations of Purchaser are fully paid, performed and discharged. The Obligations of Purchaser shall not be considered fully paid, performed and discharged unless and until all Obligations by Purchaser to Seller and Shareholder are no longer subject to any right on the part of any person whomsoever, including, but not limited to, Purchaser, Purchaser as debtor-in-possession, and/or any trustee in bankruptcy to set aside such payments or to seek to recoup the amount of such payments or any part thereof. The foregoing shall include, but not be limited to, all rights to recover preferences voidable under Title 11 of the United States Code.

        GUARANTOR HEREBY WAIVES AND RENOUNCES ALL RIGHTS OF REIMBURSEMENT, SUBROGATION, INDEMNITY AND EXONERATION AGAINST PURCHASER, ALL RIGHTS OF RECOURSE TO OR WITH RESPECT TO PURCHASER OR ANY ASSETS OR PROPERTY OF PURCHASER AND FROM ANY OTHER PERSON OR ENTITY IN ANY WAY DIRECTLY OR CONTINGENTLY LIABLE FOR ANY OF THE INDEBTEDNESS OF PURCHASER TO SELLER
AND SHAREHOLDER. THE WAIVER AND RENUNCIATION CONTAINED IN THE PRECEDING SENTENCE IS FOR THE BENEFIT OF SELLER AND SHAREHOLDER AND PURCHASER, WHO MAY ASSERT THE BENEFITS THEREOF AS A THIRD PARTY BENEFICIARY, AND THE GUARANTOR MAY BE RELEASED FROM SUCH WAIVER AND RENUNCIATION ONLY BY THE EXECUTION AND DELIVERY BY SELLER AND SHAREHOLDER AND PURCHASER OF AN INSTRUMENT EXPRESSLY RELEASING GUARANTOR THEREFROM.

Dated:  August 11, 1998         KATY INDUSTRIES, INC.



By:__________________________

Its:_________________________